Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

BARCLAYS CAPITAL INC.,

LABRANCHE & CO. LLC,

and

LABRANCHE & CO INC.,

dated as of January 13, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 13, 2010, by and among Barclays Capital Inc., a Connecticut corporation (“Purchaser”), LaBranche & Co. LLC, a New York limited liability company (“Seller”), and LaBranche & Co Inc., a Delaware corporation (“Seller Parent” and together with Seller, the “Seller Parties”). Unless otherwise indicated, capitalized terms used herein are used as defined in Section 1.1 hereof.

W I T N E S S E T H :

WHEREAS, Seller conducts a designated market maker business on the New York Stock Exchange (“NYSE”), which includes providing advisory services to help companies whose securities are DMM listed securities understand market dynamics impacting their stocks (as conducted as of the date hereof, the “Acquired Business”);

WHEREAS, Purchaser wishes to acquire the Acquired Business from Seller; and

WHEREAS, Seller is willing to sell and transfer to Purchaser all of Seller’s right, title and interest in certain assets relating to the Acquired Business in exchange for cash and the assumption by Purchaser of certain Liabilities relating to the Acquired Business, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Employees” has the meaning set forth in Section 10.1.

“Acquired Business” has the meaning set forth in the Recitals.

“Action” means any Order, or any litigation, claim, proceeding, action (including any individual, joined or class action), cause of action, assertion, allegation, demand, suit, inquiry, investigation, examination, hearing or complaint whatsoever of or by any Person (including any Governmental Authority), including, with respect to the Seller Parties or their Affiliates, the Employees or the Acquired Business, any Actions arising out of, in connection with, or relating in any manner to, (i) the operation of the Acquired Business or the use or ownership of the Transferred Assets on or prior to the Closing Date, or (ii) any act or omission of the Seller Parties relating to the Acquired Business (including without limitation, (x) any violation or breach of any applicable Laws and (y) all of the Actions referred to in Section 5.10(a) and Section 5.10(b) of the Seller Disclosure Letter).

“Affiliate” means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

“Agreement” means this agreement, including the Exhibits and Seller Disclosure Letters attached hereto (which for all purposes are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein), and, if amended, modified, supplemented or restated, as the same may be so amended, modified, supplemented or restated from time to time.

“Allocations” has the meaning set forth in the definition of “Transferred Assets”.

“Apportioned Obligations” has the meaning set forth in Section 11.14.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement by and between Seller and Purchaser and dated as of the Closing Date, substantially in the form of Exhibit A.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Basket” has the meaning set forth in Section 12.1.

“Broker” has the meaning set forth in Section 5.22.

“Business Day” means a day, other than a Saturday, Sunday or national holiday, when banks in the City of New York are open for business.

“Cap” has the meaning set forth in Section 12.1.

“Claim” means any asserted claim or any Action commenced.

“Closing” has the meaning set forth in Section 2.1.

“CNS system” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.7(b).

“Confidentiality Agreement” means the confidentiality agreement dated as of December 9, 2009, by and between Seller Parent and Barclays Bank PLC.

“Contract” means any binding written or oral note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind.

“Cut Off Time” means 4:02 PM (Eastern Time), or such later time (but no later than 4:30 PM (Eastern Time) in any event) as the last transaction in any of the Allocations takes place, on the Closing Date.

“DMM” or “DMM Organization” means “designated market maker” and “designated market maker unit” respectively, as such terms are used in the rules of the NYSE.

“DMM Employee” means any Employee who is actively and primarily employed by Seller as a trader or designated market maker on the NYSE trading floor in connection with the Acquired Business.

“DMM Securities” means the specified securities allocated by the NYSE to Seller and DMMs associated with Seller pursuant to the Allocations.

“DTCC” means the Depository Trust & Clearing Corporation.

“Effective Time” means the time of the Closing, which shall occur after the Cut Off Time.

“Employees” has the meaning set forth in Section 5.13(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Excluded Assets” means all rights, title and interest in and to any assets, properties and rights of Seller other than the Transferred Assets, including, without limitation, (i) any cash, cash equivalents, bank deposits or similar cash items of Seller Parties; (ii) any shares of the NYSE Euronext, Inc. stock owned by Seller Parties; (iii) any deposits of Seller Parties at DTCC or NSCC (including any bonds, deposits or similar security relating thereto); (iv) any interest that Seller Parties may own or hold in Twin Oaks L.P.; (v) all minute books, organizational documents, stock registers and such other books and records of Seller Parties as pertain to ownership, organization or existence of Seller Parties and duplicate copies of such records as are necessary to enable Seller Parties to file Tax returns and reports, in each case other than the Records; (vi) any personnel files pertaining to any employee or former employee of the Company (other than the Records, including any files pertaining to any of the Acquired Employees or to the extent necessary for Purchaser to comply with any requirements of any Governmental Authority); (vii) any Intellectual Property rights of Seller Parties other than as specifically (a) included in the Transferred Intellectual Property, (b) received pursuant to a Transferred Contract or (c) licensed to Purchaser pursuant to Section 2.3 herein; (viii) any claim, right or interest of Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom; (ix) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller Parties; (x) any rights, claims or causes of action, credits, demands or rights of set-off of Seller Parties against third parties (A) relating to assets, properties, business or operations of Seller Parties arising out of events occurring on or prior to the Closing Date or (B) to the extent related to any Excluded Asset; (xi) all Tax returns and financial statements of Seller Parties and the Acquired Business and all records (including working papers) related thereto, provided that Purchaser shall promptly receive duplicate copies of the portions thereof relating to the Acquired Business or the Transferred Assets upon reasonable request by Purchaser; (xii) all of the Contracts set forth in Section 1.1(a) of the Seller Disclosure Letter (the “Excluded Contracts”); and (xiii) all rights that accrue to Seller Parties under this Agreement and the Related Documents.

“Excluded Contracts” has the meaning set forth in the definition of “Excluded Assets”.

“Excluded Liabilities” has the meaning set forth in Section 4.2.

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Representation” has the meaning set forth in Section 8.2(a).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time and applied consistently.

“Governmental Authority” means any domestic or foreign governmental, regulatory or self-regulatory authority, organization, agency, court, tribunal, stock exchange, commission or other governmental, regulatory or self-regulatory entity.

“Illiquid Positions” has the meaning set forth in Section 2.2.

“Indebtedness” means, without duplication, all Liabilities of Seller, or in connection with the Acquired Business, any Affiliate of Seller: (a) for borrowed money or in respect of loans or advances; (b) evidenced by bonds, debentures, notes or other similar instruments; (c) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any items referenced in clauses (a) and (b); (d) in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of Seller; and (e) in respect of any guarantees of Seller in connection with any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.3(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and domain names, including all common law rights, applications, registrations and renewals in connection therewith and all goodwill associated therewith, and, (c) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential information (including, without limitation, know-how, technology, data, databases, designs, drawings, flowcharts, specifications, customer lists, and business and marketing plans and proposals), (e) all computer software and technology (including, without limitation, all source code and related documentation), (f) any similar or equivalent rights to any of the foregoing throughout the world, and (g) all rights to sue and recover for any past, present, or future infringement thereof.

“Knowledge”, when used to qualify any representation or warranty, means that such applicable Party has no actual knowledge after reasonable inquiry that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “Knowledge” of Seller shall mean the actual knowledge of any of the individuals specified in Section 1.1(b) of the Seller Disclosure Letter, in each case after reasonable inquiry (it being understood that such inquiry with respect to the General Counsel of Seller Parent shall include inquiry of the Chief Regulatory Counsel of Seller Parent and Chief Compliance Officer of Seller as to regulatory matters and the Treasurer of Seller Parent as to employment and employee benefits matters). For purposes of this definition, the “Knowledge” of Purchaser shall mean the actual knowledge of any of the individuals specified in Section 1.1(b) of the Purchaser Disclosure Letter, in each case after reasonable inquiry.

“Law” means, with respect to any Person, any law, ordinance, statute, order, treaty, rule, regulation, published interpretive guidance, administrative pronouncements and judicial decisions of any Governmental Authority (including the rules and regulations of the SEC, FINRA and NYSE and interpretive guidance issued by the respective staff thereof), in each case binding on or applicable to that Person or its property or operations.

“Liability” means any debt, liability, commitment or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent or otherwise and whether or not required to be recorded or reflected on a balance sheet (or footnotes thereto) prepared in accordance with GAAP.

“Lien” means any pre-emptive right, mortgage, charge, pledge, security interest, encumbrance, lien (statutory or contractual), hypothecation, assignment for security, claim, preference, priority, charge or other restriction of any kind.

“Losses” means any and all losses, damages, liabilities, interest, penalties, costs and expenses (including reasonable out of pocket disbursements and reasonable attorneys’ fees) imposed upon or incurred by any Person entitled to be indemnified under this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of the Acquired Business, taken as a whole, individually or in the aggregate; provided that the term “Material Adverse Effect” shall not include any change or effect relating to or resulting from: (a) any changes in the United States or foreign economies or securities or financial markets in general, (b) any events or circumstances that generally affect the industries in which Seller operates, (c) any changes arising as a result of earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (d) the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (e) any action taken at the written request of Purchaser or which Purchaser has consented to in writing or that is required by the terms of this Agreement, (f) any changes in Law or accounting standard (or interpretation thereof) applicable to the Acquired Business and/or (g) additional regulatory requirements or rules imposed by the NYSE and changes in the NYSE’s technology that affect all NYSE DMM firms (provided that with respect to (a), (b), (c), (f) or (g), Seller or the Acquired Business is not disproportionately affected by any such changes as compared to any other NYSE DMM firm).

“Multiemployer Plan” has the meaning assigned to that term in Section 3(37) of ERISA.

“Net Position Amount” has the meaning set forth in Section 2.2.

“NSCC” has the meaning set forth in Section 2.2.

“NYSE” has the meaning set forth in the Recitals to this Agreement.

“NYSE Release” has the meaning set forth in Section 7.7(d).

“Order” means any applicable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Organizational Documents” has the meaning set forth in Section 5.4(a).

“Permitted Liens” means statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

“Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Authority.

“Policies” has the meaning set forth in Section 5.18.

“Positions” means, collectively, and as calculated in accordance with Section 2.2, all long and short stock positions (including rights and obligations in respect of Unsettled Trades) maintained by Seller in connection with the conduct of the Acquired Business and related to the Allocations (as such term is defined in the definition of “Transferred Assets” in this Section 1.1).

“Post-Signing Claims” has the meaning set forth in Section 12.3(c).

“Pre-Acquisition Action Liabilities” has the meaning set forth in Section 4.2(g).

“Proposed Allocation” has the meaning set forth in Section 4.3.

“Proration Amount” has the meaning set forth in Section 11.14.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Letter” has the meaning set forth in the opening paragraph of Article VI.

“Purchaser Indemnified Persons” has the meaning set forth in Section 12.1.

“Purchaser Permits” has the meaning set forth in Section 6.4.

“Qualified Employees” has the meaning set forth in Section 8.2(f).

“Records” means all books and records used in or maintained in connection with the Acquired Business under Law or Regulatory Order (including (i) all books and records required to be kept and maintained in accordance with Rules 17a-3 and 17a-4 of the Exchange Act, (ii) copies of all manuals, compliance manuals, procedures and policies used in or prepared for the Acquired Business and in effect as of the Closing Date, (iii) and all mailing lists, distribution lists, stock sale, purchase ledgers and all surveillance reports as used in the Acquired Business and in effect as of the Closing Date), and (iv), subject to applicable Law, any personnel files (A) pertaining to the Acquired Employees or (B) to the extent necessary for Purchaser to comply with any requirements of any Governmental Authority.

“Regulatory Order” means, with respect to Seller or any officer, manager, director or employee of Seller, any Contract, order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission by, a Governmental Authority, stock exchange or self regulatory organization governing the Acquired Business.

“Related Documents” means the Assignment and Assumption Agreement, and each other agreement or instrument delivered at the Closing as required hereunder.

“Related Persons“ means, with respect to a Person, its executive officers, managers and directors, or any members of his or her immediate family or their respective Affiliates.

“Restricted Period” has the meaning set forth in Section 7.6(a).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” has the meaning set forth in the opening paragraph of Article V.

“Seller Indemnified Persons” has the meaning set forth in Section 12.2.

“Seller Licensed Intellectual Property” has the meaning set forth in Section 2.3.

“Seller Names” has the meaning in Section 7.9.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Party” and “Seller Parties” have the meaning set forth in the Preamble.

“Seller Permit” has the meaning set forth in Section 5.8(b).

“Seller Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any Multiemployer Plan, any written or oral employment, compensation, consulting, severance, separation or similar contract, plan, arrangement or policy, or any other contract, plan, arrangement or policy providing for compensation, severance benefits, insurance coverage (including any self insured arrangements), disability benefits, medical benefits, supplemental unemployment benefits, vacation benefits, personal time off (PTO) days, retirement benefits, retention or change in control bonuses or payments, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other form of equity- or non-equity based incentive compensation or post retirement insurance, compensation or benefits (i) that is entered into, sponsored or maintained, as the case may be, by Seller Parent, on behalf of Seller and its Affiliates and covers any current or former Employee (or a dependent thereof), and/or (ii) with respect to which Seller or any Subsidiary of Seller has or may have any Liability.

“Sub-Basket” has the meaning set forth in Section 12.1.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax” or “Taxes” means all taxes, however denominated, including any federal, state, local or foreign income, gross income, gross receipts, value-added, goods and services, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority (including by reason of any failure or delay in the payment of such taxes); provided that, without limiting the foregoing, the terms “Tax” and “Taxes” shall include all United States and non-United States taxes, and federal, state and local taxes, whether owing to any taxing authority or to other Persons; and shall include any transferee Liability in respect of any taxes, including any taxes incurred as a result of being a member of any affiliated, consolidated, combined, or unitary group under Treasury Regulations Section 1.1502-6 or any similar provision of foreign, state or local Law.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Companies or any Subsidiary of any of the Companies.

“Third-party Claim” has the meaning set forth in Section 12.3(b).

“Transfer Taxes“ has the meaning set forth in Section 11.5.

“Transferred Assets” shall mean all rights, title and interest in and to the following assets, properties and rights of Seller, free and clear of all Liens, other than Permitted Liens:

(a) any and all rights, permits or any other authorizations held by Seller and granted by the NYSE to act as the NYSE DMM in the securities listed on Section 5.20 of the Seller Disclosure Letter, for which it acts as an NYSE DMM as of the date hereof (the “Allocations”), and any and all authority granted by the NYSE to Seller to occupy and utilize the NYSE floor post in connection with the conduct of the Acquired Business;

(b) the Intellectual Property specified in Section 1.1(c) of the Seller Disclosure Letter, provided that no rights to the name “LaBranche” or any trademarks that contain the name “LaBranche” shall be included in Transferred Assets (collectively, the “Transferred Intellectual Property”);

(c) all claims, rights, interests and benefits of Seller under the contracts set forth on Section 1.1(d) of the Seller Disclosure Letter (collectively, the “Transferred Contracts”);

(d) all long and short stock positions (including rights and obligations in respect of Unsettled Trades) maintained by Seller in connection with the conduct of the Acquired Business and related to the Allocations (collectively, the “Positions”) in accordance with Section 2.2;

(e) all Records, including those set forth on Section 1.1(e) of the Seller Disclosure Letter;

(f) all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Transferred Assets that arise after the Closing Date;

(g) such other assets used in connection with the operation of the Acquired Business that are listed on Section 1.1(g) of the Seller Disclosure Letter.

“Unaudited Financial Statements” has the meaning set forth in Section 5.5(a).

“Unsettled Trades” means purchases or sales of DMM Securities by Seller that (i) for purposes of Section 5.20, as of the Business Day immediately preceding the date hereof, and (ii) for all other purposes, as of the Cut Off Time, have been executed but not yet settled.

“WARN Act” has the meaning set forth in Section 10.8.

Section 1.2. General Interpretive Principles.

(a) Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

(b) When a reference is made in this Agreement to “Articles,” “Sections,” “Annexes,” “Schedules” or “Exhibits” such reference shall be to an Article or Section of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated.

(c) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

(d) A “party” shall mean a party to this Agreement.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(f) Whenever the words “herein,” “hereby,” “hereof” and “hereunder” and other words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(g) All references to “$” or “dollars” mean the lawful currency of the United States of America.

ARTICLE II

THE TRANSFER AND SALE OF ASSETS

Section 2.1. Assets to be Transferred. Except as otherwise provided herein, subject to and upon the terms and conditions hereof, at the closing of the transactions contemplated hereby (“Closing”) Seller shall transfer, assign, convey and deliver to Purchaser, and Purchaser shall receive and accept from Seller, all of the right, title and interest of Seller in the Transferred Assets as of the Cut Off Time, free and clear of all Liens, other than Permitted Liens. Notwithstanding anything to the contrary contained herein, Seller shall not transfer, assign, convey and deliver to Purchaser, and Purchaser shall not acquire, receive or accept any assets other than the Transferred Assets.

Section 2.2. Net Position Amount Purchase. Subject to Section 8.2(g) and Section 8.2(h), at the Cut-Off Time Seller shall sell, assign, convey and deliver to Purchaser, free and clear of all Liens, through the Continuous Net Settlement System (the “CNS system”) of the National Securities Clearing Corporation (“NSCC”), and Purchaser shall receive and accept from Seller upon the settlement thereof through the CNS system, all Positions as of the Cut Off Time, for an amount equal to the difference between (i) the aggregate sum of the closing national prices for each long stock Position (including any Unsettled Trades) as such closing prices are displayed on the NYSE as of the Cut Off Time and (ii) the aggregate sum of the closing national prices for each short stock Position (including any Unsettled Trades) as such closing prices are displayed on the NYSE as of the Cut Off Time (the “Net Position Amount”), which amount if positive shall be paid on the settlement date of the Positions (the “Settlement Date”) by Purchaser to Seller through its clearing bank to an account designated by NSCC in accordance with the requirements of the CNS system; provided that in the event that the Net Position Amount is negative, Seller shall pay on the Settlement Date to Purchaser an amount equal to the absolute value of the Net Position Amount (in addition to making the transfer, assignment, conveyance and delivery of the Positions in accordance with this Section 2.2), which amount shall be paid by Seller through its clearing bank to an account designated by NSCC in accordance with the requirements of the CNS system. Notwithstanding the foregoing, no later than the first (1st) Business Day following the Closing, the parties shall amend the Net Position Amount as of the Cut Off Time to the extent that the calculation of the Net Position Amount as of the Cut Off Time was inaccurate. Any difference resulting from such amendment shall be reflected in the Net Position Amount on the Settlement Date. On the close of business on the day immediately prior to the Closing Date, Seller shall provide to Purchaser a list of Positions for all DMM Securities that have not traded on a national securities exchange at any time during the immediately preceding four (4) trading days (the “Illiquid Positions”). On the Closing Date, the parties shall cooperate and work together in good faith to determine reasonably the fair market value of such Illiquid Positions, which shall be used in lieu of the “closing national price” for purposes of this Section 2.2 and Section 8.2(g). Promptly after the date hereof, the parties shall discuss and mutually agree on trade reporting and trade submission responsibilities to the extent applicable.

Section 2.3. Background License. To the extent Seller or its Affiliates own or have the right to license as provided herein (and to the extent any such right to license requires consent from a third party, subject to obtaining such consent) any Intellectual Property that is used in or necessary for the operation of the Acquired Business but that is not included in the Transferred Intellectual Property (collectively, but excluding any rights to the name “LaBranche” or any trademarks that contain the name “LaBranche”, the “Seller Licensed Intellectual Property”) Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, royalty-free, sublicensable (as provided herein), transferable (in connection with the sale of the Acquired Business) license to use, have used, make, have made, sell, offer or import, reproduce, distribute, publish, prepare derivative works of, display and perform, and otherwise fully exploit the Seller Licensed Intellectual Property in connection with Purchaser’s operation and integration of the Acquired Business. The foregoing license to Seller Licensed Intellectual Property includes the right to grant sublicenses to Affiliates of Purchaser solely so long as they remain Affiliates and to service providers solely for use on behalf of Purchaser and Purchaser’s Affiliates. Purchaser hereby grants to Seller and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, transferable (in connection with the sale of the relevant business) license to use, have used, make, have made, sell, offer or import, reproduce, distribute, publish, prepare derivative works of, display and perform, and otherwise fully exploit the Compliance Algorithms (as listed in Section 1.1(c) of the Seller Disclosure Letter) solely in connection with (a) any regulatory investigation of Seller or (b) an Action or Claim relating to the pre-Closing operations of the Acquired Business. The foregoing license granted to Seller and its Affiliates (i) includes the right to grant sublicenses to service providers solely for use on behalf of Seller and Seller’s Affiliates; and (ii) does not extend to any Transferred Intellectual Property other than the Compliance Algorithms.

Section 2.4. Further Assurances.

(a) After the Closing Seller shall from time to time and Seller Parent shall cause Seller to, at Purchaser’s request and without further cost or expense to Purchaser, prepare, execute, acknowledge and deliver to Purchaser all such further conveyances, transfer (including additional assignments suitable for recording), notices, assumptions, releases and acquittances and such other instruments, and shall take such other actions (including delivery of possession of the Transferred Assets for which title has passed hereunder) as Purchaser may reasonably request so as more effectively to transfer, assign and deliver and vest in Purchaser all of the rights, titles, interests and possessions intended to be conveyed to Purchaser under this Agreement of the Transferred Assets as provided in this Agreement, and to implement the covenants hereunder that are to be performed by Seller after the Closing, and to otherwise make effective the transactions contemplated hereby (including the transfer of the Acquired Employees).

(b) After the Closing Purchaser shall from time to time, at Seller’s written request and without further cost or expense to Seller, prepare, execute and deliver to Seller such other instruments of assumption and security and take such other action as Seller may reasonably request to implement the covenants, including the assumption of the Assumed Liabilities, hereunder that are to be performed by Purchaser after the Closing, and to otherwise make effective the transactions contemplated hereby.

ARTICLE III

CONSIDERATION AND CLOSING

Section 3.1. Consideration.

(a) In consideration of the transfer to Purchaser of the Transferred Assets (other than the Positions) effective as of the Closing Date and in consideration of the other undertakings of Seller and Seller Parent hereunder, Purchaser shall pay and deliver to Seller at the Closing an amount in cash of $25,000,000 (the “Purchase Price”) and assume the Assumed Liabilities, as set forth in Article IV. The Purchase Price will be paid in the manner and at the time as set forth in Section 3.2 and Section 3.3.

(b) In consideration of the sale and transfer to Purchaser of the Positions, effective as of the Effective Time and in consideration of the other undertakings of Seller hereunder, Seller or Purchaser, as the case may be, shall make the payments called for pursuant to and in accordance with Section 2.2, subject to adjustment as described in such section. Payments made by Seller or Purchaser, as applicable, pursuant to Section 2.2 shall be in addition to, and separate from, the payment of the Purchase Price and the Assumption of the Assumed Liabilities pursuant to Section 3.1(a).

Section 3.2. Closing Date.

(a) The Closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, at 4:30 p.m., Eastern Time, on the first (1st) Business Day that is a Friday following the satisfaction (or, to the extent permitted, the waiver in writing by each party entitled to the benefit thereof) of the conditions set forth in Article VIII (other than any condition which by its nature is to be satisfied at the Closing, but subject to such conditions), or at such other place, time and date as may be agreed in writing by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) The parties shall use their commercially reasonable efforts to cause the Closing Date to occur as soon as reasonably practicable after the date hereof and no later than on the fourth (4th) Friday after the date hereof; provided, that the foregoing shall not require any party to waive any condition to Closing set forth in Article VIII.

Section 3.3. Seller Parties’ Obligations at the Closing. At the Closing (or, in the case of Section 3.3(g) or Section 3.3(h), on the Settlement Date and no later than the third (3rd) Business Day following the Closing), Seller shall deliver to Purchaser:

(a) a duly executed copy of each of the Related Documents;

(b) a duly executed certificate of each of Seller and Seller Parent, dated as of the Closing Date, as contemplated in Section 8.2(i);

(c) appropriate receipt to Purchaser for the Purchase Price to be paid at the Closing;

(d) any additional documents or instruments of assignment and assumption as shall be reasonably necessary or appropriate to transfer the Transferred Assets to Purchaser;

(e) documentary confirmation delivered by the NYSE as evidence of its approval of the reallocation of the Allocations to Purchaser as a DMM in the DMM Securities;

(f) all Records in accordance with Section 7.3;

(g) pursuant to Section 2.2, if the Net Position Amount is negative, an amount equal to the absolute value of the Net Position Amount; and

(h) pursuant to Section 2.2, if the Net Position Amount is positive, appropriate receipt to Purchaser for any Net Position Amount paid by Purchaser under Section 2.2.

Section 3.4. Purchaser’s Obligations at the Closing. At the Closing (or, in the case of Section 3.4(d) or Section 3.4(f), on the Settlement Date and no later than the third (3rd) Business Day following the Closing), Purchaser shall deliver to Seller:

(a) the Closing Purchase Price by wire transfer to a bank account designated in writing by Seller to Purchaser (such designation to be made at least two Business Days prior to the Closing Date), in immediately available funds;

(b) a duly executed copy of each of the Related Documents;

(c) a duly executed certificate of Purchaser, dated as of the Closing Date, as contemplated in Section 8.1(e);

(d) any additional documents or instruments of assignment and assumption as shall be reasonably necessary or appropriate to effect the assumption of the Assumed Liabilities;

(e) pursuant to Section 2.2, if the Net Position Amount is positive, an amount equal to the absolute value of the Net Position Amount; and

(f) pursuant to Section 2.2, if the Net Position Amount is negative, appropriate receipt to Seller for any Net Position Amount paid by Seller under Section 2.2.

Section 3.5. Actions at the Closing. All actions and proceedings to be taken (or caused to be taken) and all documents to be executed and delivered (or caused to be executed and delivered) by the parties at the Closing shall be deemed to have taken, executed and delivered simultaneously and no actions or proceedings shall be deemed taken nor any documents deemed executed or delivered until all have been taken, executed and delivered.

ARTICLE IV

ASSUMED LIABILITIES

Section 4.1. Liabilities Assumed by Purchaser. Upon the terms and subject to the conditions of this Agreement, effective at the Closing the following, and only the following, Liabilities (the “Assumed Liabilities”) shall be assumed by Purchaser, and no other Liabilities whatsoever whether arising from the operation of the Acquired Business prior to or following the Closing Date shall be assumed by Purchaser:

(a) all Liabilities arising after the Closing Date with respect to the Allocations and Positions that shall be transferred to Purchaser as part of the Transferred Assets;

(b) all Liabilities arising after the Closing Date with respect to the Transferred Assets, including Liabilities arising after the Closing Date relating to each of the Transferred Contracts other than any Liabilities arising out of (i) the performance, default or breach of a Transferred Contract or (ii) any Basis for breach thereof, in each case occurring on or prior to the Closing Date; and

(c) Liabilities in respect of Taxes for which Purchaser is liable pursuant to Article XI.

Section 4.2. Liabilities Retained by Seller. Notwithstanding any provision of this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, nor shall it for any reason be deemed to have assumed, any other Liability of the Acquired Business, Seller or any of its Affiliates of whatever nature, whether or not of, associated with or arising from the Acquired Business or the operation thereof or any Transferred Assets, that are not Assumed Liabilities. Seller shall retain all such other Liabilities (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) all Indebtedness of Seller or Seller Parent;

(b) all Liabilities to Seller Parent or other Affiliates of Seller;

(c) all Liabilities associated with any Contract of Seller that (i) arises out of (A) the performance, default or breach thereof or (B) any Basis for breach thereof, in each case occurring on or prior to the Closing Date, or (ii) is not a Transferred Contract;

(d) all Liabilities associated with the termination on, prior to or (except for any Transferred Contract) after the Closing Date of any Contract;

(e) all Liabilities relating to any Excluded Assets;

(f) all Liabilities of Seller relating to linkage fees assessed against the Acquired Business for directing trades to other exchanges on or prior to the Closing Date;

(g) all Liabilities relating to Claims or Actions of or by any Person (including any Governmental Authority) relating to any Transferred Assets, the Employees, the Acquired Business, any of the Seller Parties or any of their Affiliates, arising out of, in connection with, or relating in any manner to, (i) the operation of the Acquired Business or the use or ownership of the Transferred Assets on or prior to the Closing Date, or (ii) any act or omission of Seller or Seller Parent (including without limitation, (x) any violation or breach of any applicable Law by any of the Seller Parties and (y) all of the Actions referred to in Section 5.10(a) and Section 5.10(b) of the Seller Disclosure Letter) (such Liabilities, “Pre-Acquisition Action Liabilities”);

(h) all Liabilities relating to any claim of a third party alleging infringement or misappropriation of Intellectual Property of third parties by Seller, to the extent that such claim relates to, or was incurred during or in respect of, the time period on or prior to Closing;

(i) all Liabilities relating to the employment, potential employment or termination of employment by Seller or any of its Affiliates of any Person relating to or arising out of any period, including without limitation any Liability by Seller or any of its Affiliates under or relating to any employee benefit plan, program, agreement or arrangement, including in respect of bonus plans, agreements or arrangements, equity compensation plans and tax-qualified or not tax-qualified pension or saving plans or otherwise arising under or relating to any Seller Plans as to which the parties agree there shall be no transfer to or assumption of Liabilities by Purchaser, except as expressly assumed pursuant to Article X; and

(j) all Liabilities in respect of Taxes for which Seller is liable pursuant to Article XI.

Section 4.3. Purchase Price Allocation. Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller an allocation of the Purchase Price and Assumed Liabilities among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Allocation”). Seller shall have thirty (30) days after receipt of the Proposed Allocation to notify Purchaser in writing of any objections. If Seller does not object in writing during such thirty (30) day period, the Proposed Allocation shall be final and binding on all parties. If Seller objects in writing during such thirty (30) day period, the parties shall cooperate in good faith to reach a mutually agreeable allocation of the Purchase Price, which allocation shall be binding on all parties. If the parties are unable to reach an agreement within sixty (60) days of Seller’s receipt of the Proposed Allocation, any disputed items shall be referred to an independent accounting firm for resolution, and the determination of the independent accounting firm shall be final and binding on all parties. The fees and expenses of the accounting firm shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser and Seller agree to file IRS Form 8594 and all other Tax Returns consistent with the foregoing. No Party shall take any position inconsistent with such final allocation on any Tax Return or in any discussion with or proceeding before any Governmental Authority or otherwise except as required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar provision of state, local or foreign Tax law).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as (i) disclosed in Seller Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009 or any Quarterly Report on Form 10-Q filed with the SEC thereafter, and in each case publicly available prior to the date of this Agreement (to the extent reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such representation or warranty), excluding any forward looking disclosures set forth in any “risk factor” section or under the heading “Forward-Looking Statements” or any similar sections containing disclaimers or cautionary forward looking disclosure in any of such reports filed with the SEC or (ii) set forth in the correspondingly numbered section of the Seller Disclosure Letter, including in the financial statements, schedules and notes included in such letter (provided, however, that a matter disclosed in a section of the Seller Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent reasonably apparent from the text of such disclosure that such disclosure applies to or qualified such other representation or warranty), Seller represents and warrants to Purchaser as of the date hereof (except to the extent that any such representation or warranty speaks as of a particular date, in which case it shall be true as of such date) as follows:

Section 5.1. Organization. Each Seller Party is a corporation or a limited liability company, as the case may be, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 5.2. Authority.

(a) Each Seller Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the other transactions contemplated hereby. The execution and delivery by each Seller Party of this Agreement and the consummation by each Seller Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action. This Agreement has been duly executed and delivered by each Seller Party, constitutes a legal, valid and binding obligation of each Seller Party and is enforceable against each Seller Party in accordance with its terms.

(b) Each Seller Party has, or will prior to the execution thereof have, all requisite power and authority to enter into and deliver each Related Document to which it is, or will be, a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Related Document, when executed and delivered by such Seller Party, constitutes a legal, valid and binding obligation of such Seller Party and is enforceable against such Seller Party in accordance with its terms.

Section 5.3. Title to Transferred Assets. Except as listed in Section 5.3 of the Seller Disclosure Letter, Seller exclusively owns all of the Transferred Assets and has sole and exclusive good and marketable title in and to, and beneficial ownership of, all of the Transferred Assets, free and clear of any Lien other than Permitted Liens, and, subject to (i) securing the required consents, approvals and authorizations set forth in Section 5.4(a) and Section 5.4(b) of the Seller Disclosure Letter and (ii) the representations and warranties of Purchaser in Article VI being true and correct, upon consummation of the transactions contemplated hereby, Purchaser shall have sole and exclusive good and marketable title in and to, and beneficial ownership of, each of the Transferred Assets, free and clear of any Lien other than Permitted Liens.

Section 5.4. No Conflict; Required Filings and Consents.

(a) Except as listed in Section 5.4(a) of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement by each Seller Party or the consummation by each Seller Party of the transactions contemplated hereby will (i) conflict with or violate any provisions of any of the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar governing documents (any such document, an “Organizational Document“) of either Seller Party; (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any Contract to which either Seller Party is a party or by which a Seller Party or any of its respective assets are bound or affected; (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the Transferred Assets; or (iv) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 5.4(b) of the Seller Disclosure Letter are obtained or made, conflict with or violate any Law to which a Seller Party is subject or by which any of the Transferred Assets are bound or affected, except in the case of clause (ii) for any such breaches, violations, defaults, terminations, cancellations, amendments or accelerations of any Contracts other than any of the Transferred Contracts that would not have or reasonably be expected to have a Material Adverse Effect. As a result of the consummation of the transactions contemplated hereby, Seller will not be prohibited from exercising any of its rights under any Transferred Contract to which Seller is a party, and none of the Seller Parties will be required to pay any additional amounts or consideration other than ongoing fees or payments, which such Seller Party would otherwise be required to pay pursuant to the terms of such Transferred Contract had the consummation of the transactions contemplated not occurred.

(b) Except as listed in Section 5.4(b) of the Seller Disclosure Letter, the execution, delivery and performance by each Seller Party of this Agreement and of any Related Document by either of the Seller Parties to which such Person is, or will be, a party and the consummation by each Seller Party of the transactions contemplated hereby and by either of the Seller Parties of the transactions contemplated thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for such consents, approvals, authorizations, permits, actions, filings or notifications that failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by such Seller Party of its obligations hereunder or the consummation of the transactions contemplated hereby. None of the Seller Parties is subject to any agreement with, or Order of any Governmental Authority, that would prevent consummation by such Seller Party of the transactions contemplated by this Agreement or any Related Document.

Section 5.5. Financial Statements.

(a) True, complete and correct copies of: (i) the unaudited financial statements of Seller as of and for the years ended December 31, 2008 and December 31, 2007 (collectively, the “Unaudited Financial Statements”), and (ii) the unaudited interim balance sheets and profit and loss statements of Seller, as of and for the month ended November 30, 2009 (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”) have been made available to Purchaser.

(b) The Financial Statements are complete and correct, have each been prepared in conformity with GAAP (except that the Financial Statements do not contain all the footnotes required for audited financial statements), and present fairly, in accordance with GAAP, in all material respects, the financial position and results of operations of Seller as of the dates and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments.

(c) The books of account and other financial records of Seller have been maintained in accordance with business and accounting practices customary in the securities trading business in all material respects and are true and correct in all material respects, except for such matters which have been reconciled or corrected in the Financial Statements.

Section 5.6. Absence of Certain Changes or Events. Except as listed in Section 5.6 of the Seller Disclosure Letter, since December 31, 2008, (a) Seller has conducted the Acquired Business only in the ordinary course consistent with past practice, (b) there have been no facts, changes, conditions, circumstances or occurrences or non-occurrences of any events that, have had, or are reasonably likely to have, a Material Adverse Effect, (c) there have been no material disposition of any assets of the Company, and (d) no action that would have been prohibited by Section 7.1 has been taken.

Section 5.7. Undisclosed Liabilities. Except (a) as set forth in the Financial Statements, (b) for Liabilities incurred in the ordinary course of business since November 30, 2009, or (c) as set forth in Section 5.7 of the Seller Disclosure Letter, Seller does not have any Liabilities that would have, or would be reasonably likely to have, a Material Adverse Effect.

Section 5.8. Permits; Compliance.

(a) As of the date hereof, Seller is an NYSE-registered DMM with respect to the securities set forth on Section 5.8 of the Seller Disclosure Letter.

(b) Seller is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Regulatory Orders of any Governmental Authority legally necessary for it to carry on its business as it is now being conducted (the “Seller Permits”), and no suspension or cancellation of any of the Seller Permits is pending or, to the Knowledge of Seller, threatened. Seller is not in conflict with, or in default or violation of, or, with the giving of notice or lapse of time or both, would be in conflict with, or in default or violation of, (i) any Law applicable to Seller or by which any of the Transferred Assets are bound or (ii) any of the Seller Permits that would have or reasonably be expected to have a Material Adverse Effect or to materially impair Seller’s ability to satisfy its obligations under Section 8.2.

Section 5.9. Compliance with Laws. Except as set forth in Section 5.9 of the Seller Disclosure Letter, Seller is, and since January 1, 2007, has been, and to the Knowledge of Seller, all Employees are, and since January 1, 2007, have been, in compliance with all requirements of Law applicable to the Acquired Business, except where such failure to be in compliance would not have, or would not reasonably be expected to have, a Material Adverse Effect.

Section 5.10. Absence of Litigation. Except as set forth in Section 5.10(a) of the Seller Disclosure Letter, there is no Action, Order or Regulatory Order outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending or, to the Knowledge of Seller, threatened, against or relating to the Seller Parties or, to the Knowledge of Seller, any of the employees of the Acquired Business (in their capacity as employees), in each case with respect to or relating to the Acquired Business. Section 5.10(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Actions resolved or settled from January 1, 2006 to the date hereof.

Section 5.11. Material Contracts.

(a) Except for the contracts disclosed in Section 5.11 of the Seller Disclosure Letter or, with respect to Section 5.11(a)(iv), any license for generally available off-the-shelf software with a license fee of less than $5,000, as of the date hereof, Seller is not a party to or bound by:

(i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either annual payments by Seller of $50,000 or more;

(iii) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any license of a third party’s Intellectual Property;

(v) any license to a third party of any Transferred Intellectual Property;

(vi) any agreement that contains a non-compete clause, obligation of exclusivity, or other restriction on the ability to operate the Acquired Business in any manner or territory;

(vii) any agreement providing for the lending of money, whether as borrower, lender or guarantor;

(viii) any agreement between Seller, on the one hand, and Seller Parent or one of its Affiliates or their respective Related Persons, on the other hand, other than in the ordinary course of business and that involves annual payments of less than $ 50,000, provided that such agreements on an aggregated basis would not involve an aggregated annual expenditure of $500,000 or greater;

(ix) any material employment agreements (other than ordinary course offer letters providing for “at-will” employment) entered into with any employee of Seller;

(x) any agreement with a labor union (including any collective bargaining agreement);

(xi) any settlement agreement entered into since January 1, 2006, other than releases entered into in the ordinary course of business with former employees of Seller in connection with the cessation of any such employee’s employment;

(xii) any agreement for consulting services or outsourcing employment services;

(xiii) any agreement under which Seller has advanced or loaned any amount to any of its officers, members, directors, managers or employees;

(xiv) any partnership, joint venture or other similar agreement; or

(xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Acquired Business.

All of the foregoing are collectively referred to in this Agreement as the “Material Contracts.” With respect to each such Material Contract: (i) the agreement is, in all material respects, legal, valid, binding, enforceable, and in full force and effect in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Law now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)); (ii) subject to obtaining the consents set forth in Section 5.4(a) of the Seller Disclosure Letter, Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller, or permit termination, modification, or acceleration by the other party, under the agreement; and (iii) to the Knowledge of Seller, no other party to the agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default on the part of the other party, or permit termination, modification or acceleration by Seller, under the agreement.

(b) Seller has made available to Purchaser (or its counsel) a true and complete copy of each Material Contract, including any amendments thereto, required to be disclosed pursuant to this Section 5.11.

Section 5.12. Real Property; Personal Property; Condition of Property.

(a) Seller does not own any real property.

(b) Seller is in possession of and have good title to, or have valid leasehold interests in, all tangible personal property used in the Acquired Business. All such tangible personal property is owned by Seller free and clear of all Liens other than those which do not materially interfere with the current use of such property, or is leased under a valid and subsisting lease, and in any case, is in all material respects adequate and suitable for the purpose for which it is currently being used.

(c) All of the equipment, machinery, furniture, fixtures and other tangible assets owned or leased by Seller currently in use and necessary for the operation of the Acquired Business and being transferred to Purchaser under this Agreement are adequate and suitable, in all material respects, for the purposes for which they are currently being used.

Section 5.13. Employee Benefit Matters.

(a) Section 5.13(a)(i) of the Seller Disclosure Letter sets forth the base salary, commissions, incentive and bonus compensation and other compensation paid or payable to each of the officers and employees employed on a substantially full-time Basis in the Acquired Business (the “Employees”) for each of the three (3) most recently completed calendar years. In addition, Section 5.13(a)(ii) of the Seller Disclosure Letter describes the incentive and bonus compensation arrangements for the Employees and welfare plans in which any Employee participated for the calendar year ending December 31, 2009, including any compensation payable in connection with the transactions contemplated by this Agreement in the form of stay bonuses, change in control payments or similar compensation.

(b) Except as set forth in Section 5.13(b) of the Seller Disclosure Letter, all current and former employees of Seller or its Subsidiaries have been, or will have been on or before the Closing Date, paid in full all material wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and other compensation for all services performed by them that was payable to such employee either pursuant to the terms and conditions of a Seller Plan (in accordance with the applicable payroll practices of Seller or Seller Parent) or required by Applicable Law, as applicable, in each case, prior to the Closing Date. Except as set forth in Section 5.13(b) of the Seller Disclosure Letter, all material wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and other compensation for all services performed by all current and former employees of Seller or its Subsidiaries that was not payable prior to the Closing Date, is, or will be on or before the Closing Date, fully reflected on the accounting books of Seller to the extent required by GAAP and under, and consistent with, the past accounting practices of Seller.

(c) Each of the Employees who is or who is required to be registered as a broker, a dealer, a registered representative, a registered principal, a sales person or in any similar capacity with any Governmental Authority is duly registered. Section 5.13(c) of the Seller Disclosure Letter sets forth a true, correct and complete list of the Employees and their respective registrations and licenses.

(d) Since January 1, 2006, Seller has complied in all material respects with its reporting obligations under NYSE Rule 345.12 with respect to the current Form U4s of the Employees.

(e) None of the Employees is subject to “statutory disqualification” (as such term is defined in the Exchange Act).

Section 5.14. Employee Benefit Plans.

(a) Section 5.14(a) of the Seller Disclosure Letter sets forth each Seller Plan in which any of the Employees participates for the calendar year ending December 31, 2009. Neither Seller Parent nor Seller sponsors, maintains or contributes (on a contingent basis or otherwise) to any employee benefit plan other than the Seller Plans. Neither Seller, Seller Parent nor any Subsidiary or ERISA Affiliate thereof, has received a notice of, or incurred, or reasonably expects to incur, any withdrawal liability with respect to a Multiemployer Plan on account of or in respect to any period on or prior to the Closing Date that has or could result in the imposition of any Liability on Seller or any Subsidiary or ERISA Affiliate thereof. No Seller Plan is or has been subject to Title IV of ERISA or Section 412 of the Code and neither Seller, Seller Parent nor any of their Affiliates contributes, or has contributed in the prior six years, to a Multiemployer Plan. Except as required by COBRA or similar state or local law, neither Seller, Seller Parent nor any Subsidiary of Seller Parent is obligated to provide any post-employment health or other welfare benefits to any current or former Employees (or dependents or beneficiaries thereof).

(b) Each Seller Plan (and each related trust, insurance contract or fund) was established, and has been maintained and administered in compliance in form and in operation, with the terms thereof and applicable requirements of ERISA and the Code and other Applicable Law, except where failure to do so would not be material to Seller, Seller Parent and any of their Affiliates taken as a whole.

(c) Each Seller Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and the exempt status of any related trust under Section 501(a) of the Code or has pending or has time remaining in which to file an application for such determination from the IRS, and to the Knowledge of Seller there is no existing fact or circumstance that could reasonably be expected to affect adversely the qualified status of any such employee benefit plan or related trust.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other payments due with respect to each current or former employee for all periods ending on or before the Closing Date under each Seller Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA have been paid or have been reflected in the Financial Statements except where any failure to do so would not be material to Seller, Seller Parent or any of their Affiliates taken as a whole.

(e) No Seller Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), could result in: (i) severance pay (or other compensation or benefits) or any increase in severance pay (or other compensation or benefits) upon any termination of employment, (ii) acceleration of the time of payment or vesting, or any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or an increase of the amount payable or any other material obligation, or (iii) any limitation or restriction on the right of Purchaser or Affiliate of Purchaser to merge, amend or terminate any of the Seller Plans.

(f) Except as set forth in Section 5.14(f) of the Seller Disclosure Letter, none of Seller, Seller Parent nor any Affiliates thereof maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Employee, based on or measured by the value of, any equity security of, or interest in, Seller, Seller Parent or any Affiliates thereof.

Section 5.15. Labor Matters.

(a) No Employee is represented by any labor organization or is otherwise subject to any collective bargaining agreement or labor contract. No labor organization or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding currently pending or, to the Knowledge of Seller, threatened, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or to the Knowledge of Seller, threatened against or involving Seller. Seller is in compliance with all applicable Law and Regulatory Orders applicable to it with respect to employment and employment practices, terms and conditions of employment, classification of workers, wages and hours and occupational safety and health.

(b) In the year prior to the date hereof, Seller has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of Seller or any of its Subsidiaries.

Section 5.16. Intellectual Property.

(a) None of the Transferred Intellectual Property is the subject of a registration or an application for registration with any Governmental Authority. Seller has good and exclusive title to the Transferred Intellectual Property, free and clear of any Liens.

(b) None of the Seller Parties have granted to any third party, by license or otherwise, any right or interest in any Transferred Intellectual Property. Seller has taken all reasonable actions to protect and maintain the validity, enforceability, and ownership of all Transferred Intellectual Property. None of the Seller Parties have Knowledge of any facts or circumstances that would render any Transferred Intellectual Property invalid or unenforceable.

(c) Seller has a valid right to use all Intellectual Property owned by a third party that is necessary for, or used in, the operation of the Acquired Business as currently conducted.

(d) The Transferred Intellectual Property together with the Seller Licensed Intellectual Property is all of the Intellectual Property necessary for or used in connection with the conduct or operation of the Acquired Business as currently conducted and as currently planned to be conducted, other than (i) any trademarks that include “LaBranche” or (ii) as set forth in Section 5.16(d) of the Seller Disclosure Letter. The Excluded Assets do not include any Intellectual Property that is material to the conduct and operation of the Acquired Business.

(e) The conduct and operation of the Acquired Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party in any material respect, nor constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Without limiting the foregoing, none of the Seller Parties nor any of their respective Affiliates have received any notice from any third party as of the date hereof, and, to the Knowledge of the Seller Parties and their respective Affiliates, there is no other assertion or pending threat from any third party, that the operation of the Acquired Business infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. None of the Seller Parties or any of their Affiliates are subject to any Order that restricts or impairs the use of any Transferred Intellectual Property. None of the Seller Parties or any of their respective Affiliates have brought or have been a party to any Action with respect to the Intellectual Property used in the Acquired Business. To the Knowledge of the Seller Parties and their Affiliates, as of the date hereof no person is infringing or misappropriating any Intellectual Property used in the Acquired Business.

(f) Seller and its Affiliates have not incorporated, distributed or used, in connection with any software included in the Transferred Intellectual Property or Seller Licensed Intellectual Property, any Open Source Materials that grant to any third party any ownership of or license rights or immunities under any Intellectual Property owned or developed by Seller or that would create material obligations with respect to any software derived therefrom or otherwise used in connection with the Acquired Business, whether with respect to obligations of disclosure, redistribution, licensing or otherwise. For the purposes of this Section 5.16(f), “Open Source Materials” means all software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

(g) Seller and its Affiliates have complied with and are complying with all applicable Laws, contractual obligations and internal policies applicable to privacy, business records, data security and data protection, including in connection with, as applicable, the collection and use of personal information in connection with the conduct and operations of the Acquired Business. Since January 1, 2007, there have been no data security breaches or material losses of data in connection with the Acquired Business.

Section 5.17. Taxes. All material Tax Returns, including, without limitation, consolidated federal income tax returns, withholding tax returns and declarations of estimated tax and tax reports, required to be filed on or prior to the Closing Date by Seller or Seller Parent with respect to any Tax that, if not paid, might result in a Lien upon any of the Transferred Assets have been duly and timely filed and are true, correct and complete in all material respects, and all Taxes due or claimed to be due pursuant thereto have been paid.

Section 5.18. Insurance. The insurance policies covering Seller, its Affiliates and their respective officers, directors, managers, employees and members relating to or covering assets used in the Acquired Business (the “Policies”) are in full force and effect, all premiums with respect to the Policies covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received with respect to any such Policy. The Policies provide for insurance coverage in amounts which are sufficient to cover losses that a reasonably prudent DMM Organization would expect to incur in connection with any pending or threatened Actions against Seller, its Affiliates and their respective officers, directors, managers, employees and members.

Section 5.19. Sufficiency of Assets. Except as set forth in Section 5.19 of the Seller Disclosure Letter, the Transferred Assets, together with the Seller Licensed Intellectual Property, constitute, in all material respects, all the assets, properties and rights of Seller (i) currently used in conducting the Acquired Business and (ii) necessary to conduct the Acquired Business as currently conducted.

Section 5.20. DMM Securities. Section 5.20 of the Seller Disclosure Letter sets forth an accurate list, as of the close of the NYSE on the Business Day immediately preceding the date hereof, of the number and designation of Seller’s DMM Securities (including detail as to both its long- and short- Positions therein). Seller’s investment account is the only account through which Seller is maintaining DMM Securities.

Section 5.21. Solvency. Each Seller Party is, and immediately following the Closing will be, solvent and will be in compliance with any minimum net capital requirements imposed under applicable Law. The value of the assets of each Seller Party is, and immediately following the Closing will be, greater than the sum of such Seller Party’s Liabilities and outstanding equity. Each Seller Party is, and immediately following the Closing will be, able to satisfy its Liabilities as they come due in the ordinary course of business, consistent with past practice. The Seller Parties presently intend (i) to not dispose (or cause to dispose) of a material portion of the assets of Seller (other than the Acquired Business or transfers to another Seller Party or one of its Affiliates (subject to clause (ii) below)) or liquidate or wind up their respective affairs and (ii) to maintain ownership of the shares of NYSE Euronext, Inc. stock directly owned by Seller as of the date hereof (or, alternatively, maintain an equivalent value of cash or other assets at Seller).

Section 5.22. Brokers. None of the Seller Parties and their Affiliates have employed any broker, finder, consultant or other intermediary (each, a “Broker”) in connection with the transactions contemplated by this Agreement or any of the Related Documents, which Broker shall be entitled to a fee or commission in connection with such transactions (other than any fee the full amount of which shall be paid by Seller).

Section 5.23. Investigation. Seller Parties acknowledge and agree that (i) the only representations, warranties, covenants and agreements made by Purchaser, any of its Affiliates or their respective representatives are the representations, warranties, covenants and agreements made in this Agreement and/or any Related Document and (ii) except as set forth in this Agreement or any Related Document, none of Purchaser, any of its Affiliates or their respective representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Purchaser, its respective Affiliates or the transactions contemplated by this Agreement, including any relating to the financial condition, results of operations, probable success, future performance, assets or Liabilities of any of the foregoing entities. Except for the representations and warranties contained in this Agreement or any Related Document, (i) none of Seller Parties have relied upon any other representations or warranties or any other information made or supplied by or on behalf of Purchaser, its Affiliates or their representatives, and (ii) Seller Parties agree that none of Purchaser, its Affiliates or any of their representatives has any Liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Seller Parties.

Section 5.24. Disclaimer. Except for the representations and warranties contained in Article V of this Agreement or in any Related Document, none of Seller Parties or any of their respective Affiliates or their respective representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller or the Acquired Business or the transactions contemplated hereby, including any relating to the financial condition, results of operations, assets or Liabilities of any of the foregoing entities. Seller Parties disclaim, on behalf of themselves, their Affiliates and any of their respective representatives, all Liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise set forth in the disclosure letter delivered by Purchaser to Seller before the date hereof (the “Purchaser Disclosure Letter”), Purchaser represents and warrants to Seller:

Section 6.1. Organization. Purchaser is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure of Purchaser to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 6.2. Authority.

(a) Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

(b) Purchaser has, or will prior to the execution thereof have, all requisite power and authority to enter into and deliver each Related Document to which it is, or will be, a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Related Document, when executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

Section 6.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Purchaser of this Agreement and each Related Document to which Purchaser is, or will be, a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate any provision of the Organizational Documents of Purchaser; (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any Contract to which Purchaser is a party or by which Purchaser or any of its respective assets are bound or affected, or (iii) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 6.3(b) of the Purchaser Disclosure Letter are obtained or made, conflict with or violate any Law to which Purchaser is subject or by which any of its assets are bound or affected, except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

(b) Except as set forth in Section 6.3(b) of the Purchaser Disclosure Letter, the execution, delivery and performance by Purchaser of this Agreement and each Related Document to which Purchaser is, or will be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for such consents, approvals, authorizations, permits, actions, filings or notifications that failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 6.4. Permits; Compliance with Laws. Purchaser is an NYSE-registered DMM and has all necessary power and authority to act as the NYSE-registered DMM with respect to the Allocations being transferred to it by Seller pursuant to this Agreement. Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Regulatory Orders of any Governmental Authority legally necessary for it to carry on its NYSE-registered DMM business following the transfer of the Allocations of Seller to it pursuant to this Agreement (the “Purchaser Permits”), and no suspension, cancellation or injunction with respect to of any of the Purchaser Permits is pending or, to the Knowledge of Purchaser, threatened. Purchaser is not in conflict with, or in default or violation of, or, with the giving of notice or lapse of time or both, would be in conflict with, or in default or violation of, (i) any Law applicable to Purchaser in connection with its NYSE-registered DMM business or (ii) any of the Purchaser Permits, in each case which would reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 6.5. Litigation. Except as set forth on Section 6.5 of the Purchaser Disclosure Letter, there is no Action by any Governmental Authority or any third party pending or, to the Knowledge of Purchaser, threatened against Purchaser or its officers, directors or members that relates to Purchaser’s NYSE-registered DMM business or would otherwise reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 6.6. Brokers. None of Purchaser and its Affiliates has employed any Broker in connection with the transactions contemplated by this Agreement or any of the Related Documents, which Broker shall be entitled to a fee or commission in connection with such transactions.

Section 6.7. Investigation. Purchaser acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Seller, the Transferred Assets, the Assumed Liabilities and the Acquired Business and (b) has been furnished with or given adequate access to such information about Seller, the Transferred Assets, the Assumed Liabilities and the Acquired Business as it has requested. Purchaser further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Seller Parties, their Affiliates or their respective representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement or Related Documents, (ii) except as set forth in this Agreement or any Related Document, none of the Seller Parties or any of their respective Affiliates or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller, the Transferred Assets, the Assumed Liabilities, the Acquired Business, this Agreement or the transactions contemplated by this Agreement, including any relating to the financial condition, results of operations, probable success, future performance, assets or Liabilities of any of the foregoing entities and (iii) none of the Seller Parties or any of their respective Affiliates or their respective representatives makes any representation or warranty as to (A) the post-closing operation of the Acquired Business by Purchaser or its Affiliates in any manner or (B) the future success, performance or profitability of the Transferred Assets or the Acquired Business. Except for the representations and warranties contained in this Agreements or any Related Document, (1) Purchaser has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Seller Parties any of their respective Affiliates or their respective representatives, and (2) Purchaser acknowledges and agrees that none of the Seller Parties, their respective Affiliates or their respective representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Purchaser its Affiliates or their respective representatives.

Section 6.8. Disclaimer. Except for the representations and warranties contained in Article VI of this Agreement or in any Related Document, none of Purchaser or any of its respective Affiliates or their respective representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to themselves, their Affiliates, their respective businesses, or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article VI or any Related Document, Purchaser disclaims, on behalf of itself, its Affiliates and their respective representatives, (a) any other representations or warranties, whether made by Purchaser or any of its Affiliates or their respective representatives or any other Person, and (b) all Liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Seller Parties or their Affiliates or their respective representatives.

ARTICLE VII

COVENANTS

Section 7.1. Conduct of Business by Seller. From the date hereof until the Closing, except for matters set forth in Section 7.1 of the Seller Disclosure Letter or otherwise to the extent to which has been consented in writing by Purchaser (which consent shall not be unreasonably withheld, except with respect to actions described in clauses (a), (e) and (g) below), Seller shall conduct the Acquired Business and manage the Allocations and the DMM Securities in the ordinary course, consistent with past practice, and in compliance with applicable Law, and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relevant to the Acquired Business (including, without limitation, the NYSE in respect of the Allocations and the issuers of the DMM Securities). As soon as reasonably practicable following the date hereof, Seller shall (A) make available to Purchaser contact information of each issuer of the DMM Securities covered by the Allocations and (B) use commercially reasonable efforts to facilitate and participate in communications with such issuers as Purchaser may reasonably request. In addition, and subject to applicable Law, from the date hereof until the Closing, Seller shall take reasonable steps to promptly inform Purchaser of, and cooperate with Purchaser with respect to, any material developments relating to the NYSE, the Allocations and the DMM Securities of which Seller receives notice, including any request by an issuer of DMM Securities to be reallocated to another DMM. Without limiting the generality of the foregoing, and except as expressly provided in or contemplated by this Agreement, from the date hereof until the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, except with respect to actions described in clauses (a), (e) and (g) below), Seller shall not:

(a) agree to any reallocation either by the NYSE or any issuer in any of the DMM Securities, to the extent any Seller is required or entitled to agree or consent to a reallocation;

(b) allow to lapse, or fail to make any applications for renewal as and when required, or otherwise or fail to maintain valid and in good standing any Seller Permits necessary for the conduct of the Acquired Business or the operation of Seller;

(c) commence an Action against any customer of the Acquired Business;

(d) fail to comply, in all material respects, with the minimum net capital requirements applicable to Seller under the Exchange Act, and those applicable to it under the rules of the NYSE relating to DMMs or any other similar requirement of any applicable Governmental Authority, provided that failure to maintain an amount of net capital equal to or greater than any minimum net capital requirements applicable to Seller under the Exchange Act or the rules of the NYSE shall be deemed to be a violation of this clause (d);

(e) sell, lease, license, sell and leaseback, or otherwise dispose of any assets relating to the Acquired Business or any interest therein other than assets sold in the ordinary course of business consistent with past practice;

(f) terminate a Transferred Contract or waive, release, cancel or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practice;

(g) issue, deliver, sell, grant, pledge or authorize or otherwise incur any Lien (other than a Permitted Lien, which shall be removed prior to the Closing) upon any of the Transferred Assets;

(h) take any action to, or that would reasonably be likely to discourage, prevent or interfere with (x) the offers of employment made pursuant to Section 10.1 by Purchaser to Employees or (y) such Employees’ decisions to accept such offers of employment, including but not limited to offering other positions of employment to, hiring, increasing the compensation of or entering into contracts with any Employee;

(i) with respect to any Transferred Asset (x) make or revoke any Tax election or change any Tax accounting method, except as required by applicable Tax Law or (y) settle, compromise or concede any audit, claim, deficiency or proceeding relating to Taxes;

(j) acquire, by merger or consolidation, by purchase of, investments in, or otherwise, all or substantially all the assets, capital stock, voting interests or other equity interests of any business, or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or any other Person, or create any Subsidiary of Seller;

(k) except as set forth in Section 7.1(k) of the Seller Disclosure Letter, settle or agree to settle any Action or pay, discharge or satisfy or agree to pay, discharge or satisfy any Claim or Liability of Seller, Seller Parent or any of its other Affiliates other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business subsequent to the date of the Financial Statements;

(l) other than as may be required by Law or any Seller Plan, (i) increase the present base salary, hourly wage or commission rate of (or accelerate the vesting of, or increase, any payment or benefits in respect of) any of the Employees, other than customary annual base salary increases made at the same time in prior years and otherwise in the ordinary course of business consistent with past practice for Employees with annual base salary of less than $100,000, (ii) authorize, guarantee or pay any bonuses or other special payments to any Employee (other than any such payments payable in accordance with any Seller Plan), (iii) amend the current terms of any Seller Plan to the extent applicable to any Employee, in a manner that would increase the cost or obligations of Purchaser under Article X of this Agreement, (iv) adopt or enter into any new contract, plan or arrangement providing potential compensation or employee benefits that would be considered an employee benefit plan in a manner that would increase the cost or obligations of Purchaser under Article X of this Agreement, in each case, if in effect on the date hereof, (v) transfer the employment of any Employee to or from Seller or any Subsidiary thereof (including transfers of employment to or from Seller’s other Affiliates) or otherwise materially change the job functions of any Employee so as to either (1) cause such Employee to cease to be related to the Acquired Business or (2) cause any Employee who is not related to the Acquired Business to become related to the Acquired Business and (vi) except in the ordinary course of business consistent with past practice with respect to Persons whose total annual compensation would not exceed $100,000, on an individual basis, hire or terminate the employment of (other than for cause, as determined in Sellers’ discretion) any Person who would be an Employee

(m) grant any equity-related, performance or similar awards or bonuses;

(n) enter into any collective bargaining agreement or other labor contract;

(o) enter into any transaction with or for the benefit of any Related Party other than in the ordinary course of practice consistent with past practice;

(p) fail to maintain the Policies and other insurance upon the assets and properties of Seller in such amounts and of such kinds comparable to that in effect since August 31, 2009;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller or Seller Parent;

(r) fail to maintain the Transferred Assets in their current physical condition, except for ordinary wear and tear and damage; or

(s) propose, resolve, authorize, or commit or agree to take, any of the foregoing actions.

Section 7.2. Access. Until the Closing, subject to applicable Law, Seller shall:

(a) make available for inspection by Purchaser and its counsel, financial advisers, auditors and other authorized representatives of Purchaser, during normal business hours, corporate records, books of accounts, Contracts and all other Records reasonably requested by any of them,

(b) promptly furnish or make available, and cause its Affiliates to promptly furnish or make available, to Purchaser information pertaining to Seller as Purchaser may reasonably request in writing,

(c) permit Purchaser and its counsel, financial advisers, auditors and other authorized representatives reasonable access to the properties of Seller upon reasonable advance notice, and

(d) cause the directors, managers, officers, employees, accountants and auditors of each of the Seller Parties and its Affiliates to reasonably cooperate with Purchaser in its investigation of Seller as Purchaser may reasonably request and shall take reasonable steps to assist Purchaser in communicating with Persons having business relationships, agreements and arrangements with Seller regarding the transactions contemplated by this Agreement and the Related Documents, to the extent reasonably necessary to maintain relationships with third parties relevant to the Acquired Business; provided that the Seller Parties shall have no obligation pursuant to this Section 7.2 or otherwise to cause Seller to disclose any information to Purchaser if such disclosure would require the disclosure of trade secrets of third parties or trade secrets unrelated to Seller; provided, further, that compliance by Seller Parties with their obligations under this Section 7.2 shall not unreasonably interfere with the day-to-day operations of the Acquired Business.

Section 7.3. Records; Additional Information

(a) Physical delivery of the Records (other than stock trade records) by Seller to Purchaser in connection with the assignment and transfer of the ownership thereof pursuant to this Agreement, shall be made at the Closing to such location and on such schedule as agreed between Seller and Purchaser. For a period of three (3) years after the Closing Date, or the period required by applicable Law, whichever period is greater, Seller shall maintain the Records not otherwise physically transferred to Purchaser in a location and manner that complies with applicable Law (including Rules 17a-3 and 17a-4 under the Exchange Act). At the Closing, Seller shall file with the SEC a written undertaking in compliance with Rule 17a-4(i) under the Exchange Act. Without limiting the foregoing, for so long as such Records, books and documents are maintained by Seller, Seller shall make such Records, books and documents available to Purchaser and its authorized representatives, promptly upon the reasonable written request of Purchaser and at Purchaser’s sole cost and expense. At the end of such three- (3-) year period, or the period required by applicable Law, whichever period is greater, if Seller wishes to destroy such Records, then Seller shall first give sixty (60) days prior written notice to Purchaser. Purchaser shall then have the right at its option, prior to the expiration of such sixty (60) day period, to notify Seller in writing of Purchaser’s election to take possession of said Records or portions thereof at Purchaser’s sole cost and expense. In the event Purchaser does not notify Seller that Purchaser is exercising its option to reacquire documents hereunder, Seller may destroy such Records without further obligation hereunder.

(b) Seller shall promptly (and no later than seven (7) Business Days prior to the Closing Date) provide Purchaser with (i) the applicable serial or other model numbers that are reasonably sufficient to identify all of the Transferred Assets listed in Section 1.1(c) and 1.1(g) of the Seller Disclosure Letter and (ii) the applicable identification or license number for all of the Seller Licensed Intellectual Property embedded in the items listed in Section 1.1(c) and 1.1(g) of the Seller Disclosure Letter.

Section 7.4. Consents. Each Seller Party shall provide reasonable assistance to Purchaser in respect of obtaining all licenses, permits, certificates, approvals or other similar authorizations to conduct the Acquired Business as currently conducted, including any required consents and approvals set forth in Section 8.1(f) of the Seller Disclosure Letter and Section 8.2(j) of the Purchaser Disclosure Letter.

Section 7.5. No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, the Seller Parties shall not, and shall cause their Affiliates not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits or any inquiries or proposals from any Person other than Purchaser relating to (i) any business combination transaction involving Seller, (ii) the merger or consolidation of Seller, (iii) the sale of Seller or all or any equity securities of Seller, or (iv) the sale of any of the Transferred Assets or the Acquired Business. Seller shall promptly (and in any case no later than within twenty four (24) hours of receipt or awareness of the same by Seller or any of its Affiliates) notify Purchaser of all material details of any such inquiry or proposal.

Section 7.6. Non-Competition and Non-Solicitation

(a) For a period of three (3) years from and after the Closing Date (the “Restricted Period”), none of the Seller Parties and their Affiliates shall act directly or indirectly (through their Affiliates or otherwise) as a DMM on the NYSE.

(b) During the Restricted Period, none of the Seller Parties and their Affiliates shall, or shall permit any of their Affiliates to, recruit, solicit or hire, or attempt to recruit, solicit or hire, any Employee, or induce or attempt to induce, or in any manner assist a third party to induce or attempt to induce any Employee to terminate his or her employment by, or otherwise cease his or her relationship with, Purchaser or any of its Affiliates or commence employment with any other entities that compete with the Acquired Business; provided, however, that this Section 7.6(b) shall not apply to any Employee (A) solicited by an independent agency that has not been instructed to specifically target employees described in this Section 7.6(b), (B) solicited through general advertisements or similar conduct, (C) who contacts or approaches Seller or any of its Affiliates without any solicitation by Seller or any of its Affiliates (provided that the employment of such Employee was terminated by such Employee at least three (3) months prior to recruitment, solicitation or hiring by the Seller Parties) or (D) whose employment was terminated by Purchaser or any of its Affiliates.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.7. Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the confidentiality obligations of Purchaser shall not terminate with respect to any Evaluation Material (as defined in the Confidentiality Agreement) relating to Seller or Seller Parent to the extent it does not relate in any respect to the Acquired Business, the Transferred Assets or the Assumed Liabilities; provided, further, that all of Purchaser’s non-solicitation obligations under Section 7 and standstill obligations under Section 11 of the Confidentiality Agreement shall remain in full force and effect pursuant to the terms of the Confidentiality Agreement. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding any other provision of this Section 7.7, none of the transactions contemplated hereby (including the hiring by Purchaser of the Acquired Employees) shall be deemed to be in breach of the terms of the Confidentiality Agreement.

(b) The Seller Parties acknowledge that prior to the Closing Date, the Seller Parties and their Affiliates have had, and may continue to have, access to confidential information relating to the Acquired Business and its actual or anticipated operation, including without limitation technical data, trade secrets, know-how, research, product plans or other information regarding products or services and markets therefor, customer lists and customers, software, processes, formulas, methodologies, data, databases, algorithms, technology, designs, engineering, hardware configuration information, marketing, finances or other business information (collectively, “Confidential Information”). Each of the Seller Parties agrees that, following the Closing, it will not, and will cause its Affiliates not to, without the prior express written permission of Purchaser, disclose to any other Person or use (except as permitted herein) any Confidential Information of the Acquired Business which the Seller Parties or their Affiliates may have obtained at any time, whether prior to the Closing Date or otherwise, including this Agreement and the Related Documents, except to the extent that Confidential Information of the Acquired Business is (x) previously known on a non-confidential basis by the Seller Parties and their Affiliates, (y) in the public domain through no fault of a Seller Party or any of its Affiliates or their employees, officers, directors, managers, accountants, counsel, consultants, advisers and agents or of any third party under confidentiality obligations or (z) later lawfully acquired by the Seller Parties or their Affiliates on a non-confidential basis from sources other than Purchaser or its Affiliates; provided that Seller may disclose Confidential Information of the Acquired Business (1) to Governmental Authorities where requested by them or required by applicable Law and (2) to its officers, directors, managers, employees, accountants, counsel, consultants, advisers and agents, so long as such Persons are informed by Seller of the confidential nature of such information and agree to hold such information confidentially in accordance with this Section 7.7(b). In all cases, the Seller Parties and their Affiliates shall be responsible for any breach by such Persons of this Section 7.7(b).

(c) Prior to the Closing Date and after any termination of this Agreement, the Seller Parties and their Affiliates will, and will use their commercially reasonable efforts to cause their respective employees, officers, directors, managers, accountants, counsel, consultants, advisers and agents, to hold in confidence, unless compelled to disclose by requirements of Applicable Law, and not use (except as permitted herein) any Confidential Information of Purchaser (which, for the avoidance of doubt, shall include all confidential documents concerning Purchaser or any of its Affiliates furnished to a Seller Party or their Affiliates or their respective employees, officers, directors, managers, accountants, counsel, consultants, advisers and agents in connection with the transactions contemplated by this Agreement and the Related Documents, including without limitation the terms of this Agreement and the other Related Documents), except to the extent that such information is (w) previously known on a non-confidential basis by the Seller Parties and their Affiliates, (x) in the public domain through no fault of a Seller Party or any of its Affiliates or their employees, officers, directors, managers, accountants, counsel, consultants, advisers and agents or of any third party under confidentiality obligations, (y) later lawfully acquired by the Seller Parties or their Affiliates on a non-confidential basis from sources other than Purchaser or its Affiliates, or (z) disclosed in accordance with Section 7.7(b); provided, however, that the Seller Parties and their Affiliates may disclose Confidential Information of Purchaser (1) to Governmental Authorities where requested by them by the requirements of applicable Law, or (2) to their respective employees, officers, directors, managers, accountants, counsel, consultants, advisers and agents, so long as such Persons are informed by Seller of the confidential nature of such information and agree to hold such information confidentially in accordance with this Section 7.7(c). In all cases, the Seller Parties and their Affiliates shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of the Seller Parties and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but with no less than a reasonable standard of care. If this Agreement is terminated, upon the written request of Purchaser, the Seller Parties and their Affiliates will, and will cause their respective employees, directors, managers, accountants, counsel, consultants, advisers and agents to, destroy or deliver to Purchaser all documents and other materials, and all copies thereof, obtained by any of the Seller Parties or their Affiliates or on their behalf from Purchaser or its Affiliates in connection with this Agreement that are subject to the confidentiality obligations of Seller and its Affiliates under this Section 7.7.

(d) No party hereto or any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or any Related Document or the transactions contemplated by this Agreement or any Related Document prior to the Closing without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except if such disclosure is otherwise permitted herein or as may be required by applicable Law or requested by a Governmental Authority, in which case the party hereto required to publish such press release or public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication (unless the disclosing party is not reasonably able to consult in a timely manner with, or obtain the approval of, the other party hereto and such disclosure is required by applicable Law); provided, however, if any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement is made by the NYSE prior to the Closing (the “NYSE Release”), the parties may issue or cause the publication of a press release or public announcement that is, and no more than, duplicative of such NYSE Release.

Section 7.8. Reasonable Best Efforts; Obtaining Consents; Further Action.

(a) Each of the parties hereto agrees to use its commercially reasonable efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain promptly all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements, (ii) to make promptly all filings and obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any Law, (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (v) to effect promptly all necessary registrations and other filings and submissions of information requested by Governmental Authorities in connection with this Agreement and the transactions contemplated hereby and (vi) to cause and facilitate the prompt satisfaction of all conditions in Article VIII.

(b) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Authority, including promptly notifying each other of any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(c) If any party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other parties, an appropriate response in compliance with such request.

(d) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

Section 7.9. Corporate Name. From and after the Closing Date, the Seller Parties shall continue to own all rights to the name “LaBranche”, including all names, marks, trade names, logos, and trademarks that incorporate “LaBranche” by itself or in combination with any other marks or designs (collectively, “Seller Names”), and no rights thereto or goodwill represented thereby are being transferred or granted herein. To the extent the Transferred Assets or Seller Licensed Intellectual Property include any materials bearing any of the Seller Names, Purchaser shall remove or replace such Seller Names prior to any public use thereof immediately following the Closing and in any event within ninety (90) days following the Closing except that Purchaser may make historical reference to the Acquired Business having been previously owned by the Company.

Section 7.10. Notifications.

(a) Seller shall, until the earlier of the termination of this Agreement and the Closing Date, promptly inform in writing Purchaser of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Related Document;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Related Document;

(iii) any Action commenced relating to a Seller Party or the Acquired Business;

(iv) any notice or other communication from any Person that any DMM Security will be removed from Seller’s Allocations;

(v) any notice or other communication from any issuer of any DMM Security that relates to any negative developments with respect to, or otherwise may negatively impact, such DMM Security or the operation of Business with respect to such DMM Security in any material respect; or

(vi) any notice, inquiry or other communication from any Person relating to any Employee, including any notice, inquiry or other communication relating to an Employee that could reasonably be expected to lead to a disciplinary action by any Governmental Authority, including any disciplinary action that could provide a Basis for a “statutory disqualification” (as such term is defined in the Exchange Act).

(b) Purchaser shall, until the earlier of the termination of this Agreement and the Closing Date, promptly inform in writing Seller of:

(i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Related Document that has, or would reasonably be expected to have, a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement; or

(ii) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Related Document that has, or would reasonably be expected to have, a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

Delivery of any notice to Purchaser or Seller (as applicable) pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available to Purchaser or Seller (as applicable) hereunder or under applicable Law.

ARTICLE VIII

CONDITIONS

Section 8.1. Conditions Precedent to Obligation of Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered by Seller to Purchaser):

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality qualifications) shall be true and correct in all respects except for breaches of representations and warranties that would not be reasonably expected, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Closing, when made and at and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct for purposes hereof as of such date.

(b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Regulatory Order (whether temporary, preliminary or permanent) that has the effect of (i) making the transactions contemplated by this Agreement illegal or (ii) otherwise restraining or prohibiting the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery of the Related Documents. Each of the Related Documents to be executed by Purchaser (or its designee) at the Closing shall have been properly executed and delivered.

(e) Officer’s Certificate. Purchaser shall have delivered to Seller a certificate, signed by a duly authorized officer of Purchaser, certifying that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled with respect to Purchaser.

(f) Consents of Governmental Authorities. The consents set forth on Section 8.1(f) of the Seller Disclosure Letter shall have been obtained and no other U.S. Governmental Authority with regulatory authority over the parties shall have objected to the transactions contemplated hereby.

Section 8.2. Conditions Precedent to Closing Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing, in whole or in part, delivered by Purchaser to Seller):

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller Parties in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3 (Title to Transferred Assets), Section 5.20 (DMM Securities), Section 5.21 (Solvency), or Section 5.22 (No Brokers) (each, a “Fundamental Representation,” which for purposes of this paragraph shall be read as though none of them contained any materiality, Material Adverse Effect or similar qualifications) shall be true and correct in all respects and any other representations and warranties of the Seller Parties contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality, Material Adverse Effect or similar qualifications) shall be true and correct in all respects except for breaches of representations and warranties that would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, in each case when made and at and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct for purposes hereof as of such date.

(b) Compliance with Covenants. The Seller Parties shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Regulatory Order (whether temporary, preliminary or permanent) that has the effect of (i) making the transactions contemplated by this Agreement illegal, (ii) otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, or (iii) modifying or amending the rules relating to DMMs in a way that would have, or would be reasonably likely to have, a Material Adverse Effect.

(d) Due Execution and Delivery of the Related Documents. Each of the Related Documents to be executed by Seller, Seller Parent and/or any of their Affiliates at the Closing shall have been properly executed and delivered to Purchaser.

(e) Registration; Permits. Purchaser shall have received (subject to Section 8.2(h)) such evidence to its satisfaction that the reallocation of the DMM Securities from Seller to Purchaser has been approved by the NYSE and that it has been authorized by the NYSE, and has all such other rights, authorizations and approvals necessary, to trade as a DMM in the DMM Securities.

(f) DMM Employees. (i) No less than fifteen (15) of the DMM Employees shall have satisfied the pre-employment requirements of Purchaser (including having passed customary internal and external screening requirements of Purchaser) (the “Qualified Employees”) and (ii) at least fifteen (15) Qualified Employees to whom Purchaser shall have made an offer of employment (provided that Purchaser shall use its commercially reasonable efforts to make an offer of employment to at least fifteen (15) Qualified Employees) (A) shall have agreed to continue to operate the Acquired Business as employees of Purchaser and (B) shall not have been subject to “statutory disqualification” (as such term is defined in the Exchange Act), shall not have a Basis for such “statutory disqualification” and shall not have been subject to any other formal disciplinary action by any Governmental Authority except a disciplinary action related to an inquiry listed in Section 5.9 of the Seller Disclosure Letter (it being understood that to the extent any of the Qualified Employees to whom Purchaser has made an offer of employment (x) becomes subject to a “statutory disqualification”, (y) has a Basis for such “statutory disqualification”, or (z) becomes subject to a formal disciplinary action except a disciplinary action related to an inquiry listed in Section 5.9 of the Seller Disclosure Letter, Purchaser shall be entitled to withdraw its offer of employment to such Qualified Employee and Purchaser shall not be deemed to have made an offer of employment to such Qualified Employee for the purpose of this clause (ii)). Purchaser shall have been provided with complete and accurate copies of all filings made with any Governmental Authority for each DMM Employee, in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(g) Positions. As of the Cut-Off Time, (x) the total net absolute value of Seller’s long and short positions in DMM Securities (including any Unsettled Trades) shall be no greater than $10,000,000, (y) the total net absolute value of Seller’s long positions or short positions in any individual DMM Security (including any Unsettled Trades) shall be no greater than $2,000,000 (any positions in excess of the amounts in clauses (x) or (y), the “Excess Positions”), and (z) Seller shall have provided evidence thereof to Purchaser as soon as practicable after such time in form and substance reasonably satisfactory to Purchaser; provided that at the option of Seller, to the extent Seller has provided written notice of exercise thereof to Purchaser and has provided

Purchaser the opportunity to waive this condition, Seller may cause this condition to be satisfied by acquiring, or causing one of its Affiliates to acquire, the Excess Positions, which shall then not be considered part of the Positions.

(h) DMM Securities. All Allocations set forth on Section 5.20 of the Seller Disclosure Letter shall be transferred as of the Closing Date by Seller to Purchaser (and the reallocation of the right to trade in the DMM Securities to Purchaser shall have been confirmed by the NYSE); provided, however, that the condition set forth in this Section 8.2(h) shall be deemed satisfied if no more than ten (10) DMM Securities included in the S&P 500 Index and no more than thirty (30) DMM Securities in the aggregate are not transferred to Purchaser pursuant hereto (and the reallocation thereof to Purchaser is not confirmed by the NYSE).

(i) Officer’s Certificate. Each Seller Party shall have delivered to Purchaser a certificate, signed by a duly authorized officer of such Seller Party, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(j) Consents of Governmental Authorities. The consents set forth on Section 8.2(j) of the Purchaser Disclosure Letter shall have been obtained and no other U.S. Governmental Authority with regulatory authority over the parties shall have objected to the transactions contemplated hereby.

ARTICLE IX

TERMINATION; FAILURE TO CLOSE

Section 9.1. Termination. This Agreement shall terminate before the Closing upon notice of termination by any party to the other party if:

(a) the Closing has not occurred by the fourth (4th) Friday after the date hereof, so long as the failure to close on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(a); or

(b) any condition set forth in Section 8.1 or Section 8.12, as the case may be, to such party’s Closing obligations shall become incapable of being satisfied by the date set forth in Section 9.1(a) and is not waived, provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has not used its commercially reasonable efforts to cause such condition to be satisfied, including, in the case of Section 8.1(c) or Section 8.2(c), as the case may be, by using its commercially reasonable efforts to lift, overturn or otherwise repeal any Law with the effect described in Section 8.1(c) or Section 8.2(c), as the case may be.

Section 9.2. Effect of Termination. If this Agreement is terminated by either party in accordance with Section 9.1, then such termination shall not terminate (i) the rights or remedies of any party with respect to any breach of any provision of this Agreement prior to termination, including any breach of the obligation to close, or (ii) the obligations of the parties under the Confidentiality Agreement.

ARTICLE X

EMPLOYEE BENEFITS MATTERS

Section 10.1. Employment. Purchaser shall make offers of employment to the Employees designated by Purchaser on a schedule to be provided prior to the Closing to Seller and Seller Parent by Purchaser, subject to each such Employee’s satisfaction of Purchaser’s standard policy requirements and conditions applicable to new hires. All Employees who accept such offers of employment and become employed by Purchaser as of the Closing Date shall be referred to as “Acquired Employees.” The parties acknowledge and agree that no contracts of employment with Seller shall be assumed by Purchaser as a result of the transactions contemplated by this Agreement or the hiring of the Acquired Employees hereunder. From and after the date hereof, neither Seller nor Seller Parent shall engage in any activity intended to discourage any Employee from accepting an offer of employment from Purchaser. Upon the execution of this Agreement by the parties, the Seller Parties shall provide Purchaser access to any personnel files pertaining to the Employees to facilitate Purchaser’s determination of which Employees to whom offers of employment shall be made pursuant to this Section 7.5(a); provided that such personnel files shall be provided in such a manner as to maintain confidentiality of the information contained therein.

Section 10.2. Post-Closing Benefits.

(a) Except as otherwise provided in this Agreement, for the twelve (12) month period following the Closing Date, Purchaser shall provide the Acquired Employees with salary, wages and employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser while such Acquired Employees remain employed by Purchaser. For the avoidance of doubt, nothing in this provision shall entitle any Acquired Employee to any particular bonus or other incentive payment or compensation level. Seller Parent acknowledges and agrees that any Employee that receives an offer that is consistent with this Section 10.2(a) shall not be eligible for or receive severance from Purchaser or any of its Affiliates under any severance plan, policy, arrangement or agreement of Seller, Seller Parent, Purchaser or such Affiliates.

(b) Purchaser shall credit the Acquired Employees for their service with Seller and its Affiliates to the same extent recognized by Seller or its Affiliates immediately prior to the Closing Date for all purposes under the employee benefit plans or arrangements maintained by Purchaser or any of its Affiliates (including any welfare plan, pension plan, vacation program or severance program) in which any such Acquired Employees participate post-Closing, except: (1) for purposes of benefit accrual under any defined benefit retirement plan(s) maintained by Purchaser or its Affiliates; (2) for purposes of vesting under any tax qualified or excess or supplemental plan maintained by Purchaser or its Affiliates; and (3) to the extent such credit would result in an unintended duplication of benefits.

Section 10.3. Welfare Plan Liability. Seller Parent shall be responsible for providing those welfare benefits in effect for Acquired Employees as of the Closing Date to Acquired Employees for all claims incurred and benefits earned on or prior to the Closing Date under and subject to the generally applicable terms and conditions of the employee benefit plans, programs and arrangements in which such employees were entitled to participate prior to the Closing Date as amended from time to time. Purchaser shall be responsible for providing welfare benefits for claims incurred and benefits earned after the Closing Date under and subject to the generally applicable terms and conditions of Purchaser’s employee benefit plans, programs and arrangements as in effect from time to time. For purposes of this Section 10.3, a claim shall be deemed to be incurred on the date that the event that gives rise to such claim occurs, except that any claim that relates to a continuous period of hospitalization shall be deemed to be incurred at the commencement of such period of hospitalization. Without limiting the generality of the foregoing, and for purposes of clarification, a claim for disability benefits shall be deemed to be incurred at the time that the event that gives rise to the disability occurs, and the responsibility for all future disability benefits payable with respect to such disability shall be determined based on the date on which such event occurs.

Section 10.4. Bonus. Seller shall be responsible for, pay and retain all liability related to, all bonuses and incentive compensation due to Employees (including all Acquired Employees), in respect of the 2009 fiscal year, including any taxes payable by Seller thereon. Purchaser shall be responsible for all bonuses and incentive compensation, if any, for Acquired Employees for the 2010 fiscal year and thereafter, including any taxes payable by Purchaser thereon.

Section 10.5. Accrued Vacation. With respect to any accrued but unused vacation time to which any Acquired Employee is entitled under any Seller Party’s vacation policy immediately prior to the Closing Date (the “Vacation Policy”), Seller Parent shall be liable for and pay in cash to such Acquired Employee, on the Closing Date an amount equal to such vacation time in accordance with the Vacation Policy.

Section 10.6. COBRA. Seller Parent shall be responsible for all legally mandated continuation of health care coverage for all Acquired Employees and any of their covered dependents who experience qualifying event occurring on or prior to the Closing Date. Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Acquired Employees and any of their covered dependents who experience a qualifying event occurring following the Closing Date.

Section 10.7. Qualified Plans. Seller or Seller Parent, as applicable, shall vest each Retained Employee in his or her account under the LaBranche & Co Inc. Retirement Plan (nonstandardized 401(k) plan) effective as of the Closing Date, and distribute such amounts to the Acquired Employees in accordance with the forms of such 401(k) plan. After the Closing Date, all Acquired Employees shall be eligible to participate in any Section 401(k) plan maintained by Purchaser and Purchaser shall take any and all necesssary action to cause the trustee of such plan to accept direct rollover contributions (within the meaning of Section 401(a)(31) of the Code) in respect of any Acquired Employee, subject to receipt by the plan recordkeeper of any applicable records or documentation regarding the LaBranche & Co. Inc. Retirement Plan (nonstandardized 401(k) plan), reasonable requested bysuch plan recordkeeper. For the avoidance of doubt, Purchaser’s obligations under this Section 10.7 excludes assumption of loans and promissory notes under the LaBranche & Co Inc. Retirement Plan.

Section 10.8. WARN Obligations. Purchaser agrees to provide any required notice under and to comply otherwise with any requirements or obligations imposed by the Worker Adjustment and Retraining Notification Act (“WARN Act”), or any similar statute, with respect to any event affecting Acquired Employees occurring after the Closing Date.

Section 10.9. No Amendment or Modification. Nothing herein shall be construed as the creation, amendment or modification of any employee benefit plan, program, arrangement or agreement of Seller or Seller Parent or prevent the creation, amendment or termination of any such plan, program, arrangement or agreement. Nothing in this Article X shall limit the right of Purchaser or any of its Affiliates to terminate the employment of any Acquired Employee at any time from and after the Closing.

ARTICLE XI

TAX MATTERS

Section 11.1. Tax Indemnification. Seller and Seller Parent shall be responsible for and shall pay, and shall jointly and severally indemnify and save Purchaser harmless from, any and all Taxes levied or imposed on Seller in respect of the Transferred Assets (A) that are allocated to Seller pursuant to this Article XI or (B) which arise from or relate to the breach or inaccuracy of any representation or warranty contained in Section 5.17 (Taxes). Purchaser shall be responsible for and shall pay, and shall indemnify and save Seller and Seller Parent harmless from, any and all Taxes that are allocated to Purchaser pursuant to this Article XI.

Section 11.2. Liability for Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for and shall pay, all Taxes (whether assessed or unassessed) (i) applicable to the Transferred Assets or the Acquired Business, to the extent attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date or (ii) imposed on Seller, or for which Seller may otherwise be liable, attributable to any taxable years or periods (including, without limitation, any Taxes resulting from the sale or transfer of the Transferred Assets pursuant to this Agreement but excluding Taxes for which Purchaser is liable under this Section 11.2) thereafter, and Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) attributable to the Transferred Assets or the Acquired Business, to the extent attributable to taxable years or periods (or portions thereof) beginning after the Closing Date.

Section 11.3. Tax Returns and Tax Payments. Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed in respect of the Transferred Assets (or the Acquired Business) on or prior to the Closing Date. All Taxes indicated as due and payable on such returns shall be paid or will be paid by Seller as and when required by law, and Purchaser shall reimburse Seller for any portion of such Taxes for which Purchaser is responsible under this Article XI. Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed in respect of the Transferred Assets or the Acquired Business after the Closing Date.

Section 11.4. Apportionment of Taxes. The parties hereto agree that all personal property Taxes and similar ad valorem obligations that are levied with respect to the Transferred Assets or the Acquired Business for assessment periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days in any such period falling on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand (it being understood that Purchaser is responsible for the portion of each such Apportioned Obligation attributable to the number of days after the Closing Date in the relevant assessment period). Purchaser shall cooperate in assuring that Apportioned Obligations the payment of which is due on or prior to the Closing Date are billed directly to and paid by Seller, and that Apportioned Obligations whose payment is due after the Closing Date shall be billed directly to and paid by Purchaser. On the Closing Date, Seller shall deliver to Purchaser any bill received by it in respect of any Apportioned Obligations not yet due and payable together with payment in an amount equal to Seller’s pro rata share of such bill. Seller and Purchaser shall each present or cause to be presented a statement to the other setting forth the amount of reimbursement to which each is entitled under this Article XI as of the most recent practicable date (together with such supporting evidence as may be reasonably requested), and they shall calculate the amount by which such reimbursement owed to one party exceeds that owed to the other (the “Proration Amount”), and on such date the Proration Amount so determined shall be paid by the party owing it to the other. Thereafter, Seller shall notify Purchaser upon receipt of any bill for Apportioned Obligations, part or all of which are attributable to any period following the Closing Date, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority or other obligee, provided that if such bill covers any Apportioned Obligations for any period on or before the Closing Date, Seller shall also remit to Purchaser, prior to the due date of such bill, payment of the proportionate amount of such bill that is attributable to such period on or before the Closing Date. In the event that any party shall thereafter make a payment for which it is entitled to reimbursement under this Article XI, the party so obligated to make such reimbursement under this Article XI shall make such reimbursement promptly upon the presentation of such supporting evidence as may be reasonably requested. The parties hereto shall cooperate, including, without limitation, during times of audit by taxing authorities, to avoid payment of duplicate or inappropriate Taxes or other ad valorem obligations of any kind or description which relate to the Transferred Assets or the Acquired Business, and each of Purchaser and Purchaser shall furnish, at the request of the other, proof of payment of any such Taxes or ad valorem obligations or other documentation that is a prerequisite to avoiding payment of a duplicate or inappropriate tax or other ad valorem obligations. In the event that it is determined subsequent to the

Closing Date that additional personal property Taxes or similar ad valorem obligations which are Apportioned Obligations are required to be paid for the assessment period in which the Closing Date falls, the parties hereto agree that such additional Taxes will be apportioned between Seller and Purchaser on the basis of each respective ownership of the taxed asset during the assessment period.

Section 11.5. Transfer Tax. Seller shall pay directly, or reimburse Purchaser promptly upon demand and delivery of proof of payment for, all excise, sales, transfer, real estate transfer, documentary, filing, recordation, conveyance, recording and other similar taxes, levies, fees and charges (collectively, “Transfer Taxes“), that may be imposed upon, or be payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. Seller shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

Section 11.6. Other Taxes. Except as otherwise provided in this Agreement, as among the parties hereto, (i) Seller shall be responsible for and pay all Taxes levied or imposed upon, or in connection with, the Transferred Assets (or the conduct or operation of the Acquired Business) on or before the Closing Date; (ii) Purchaser shall be responsible for and pay all taxes levied or imposed upon, or in connection with, the Transferred Assets (or the conduct or operation of the Acquired Business) after the Closing Date; and (iii) Seller and Purchaser will each be responsible for its own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

Section 11.7. Survival. All obligations under this Article XI and the representations and warranties contained in Section 5.17 (Taxes) shall survive the Closing hereunder and continue until sixty (60) days following the expiration of the statute of limitations on assessment of the relevant Tax. Notwithstanding the foregoing, any claim for indemnification shall survive such termination date if any party, on or prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to a claim for indemnification under this Article XI, specifying in reasonable detail the basis under this Agreement for such claim.

Section 11.8. Tax Effect of Indemnification Payments. All indemnification payments made pursuant to Article XI and Article XII below shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 11.9. Exclusivity. The indemnification provided for in this Article XI shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach or inaccuracy of any representation or warranty contained in Section 5.17 (Taxes). In the event of a conflict between the provisions of this Article XI, on the one hand, and the provisions of Article XII, on the other, the provisions of this Article XI shall control. Without limiting the generality of the foregoing, neither the Sub-Basket nor the Basket shall apply to any claim in respect of Taxes.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Indemnification by Seller Parties. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Seller and Seller Parent shall jointly and severally indemnify and hold Purchaser, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Purchaser Indemnified Persons”) harmless from and against any and all Losses incurred or required to be paid by any Purchaser Indemnified Person to the extent arising out of, relating to or caused by (i) the breach of any representation or warranty of a Seller Party contained in this Agreement; (ii) the breach of any covenant or agreement of a Seller Party contained in this Agreement; (iii) the Excluded Liabilities (including, without limitation, any Pre-Acquisition Action Liabilities or Permitted Liens); or (iv) the ownership of the Transferred Assets or the operation by Seller of the Business as of or prior to the Closing; provided that the Seller and Seller Parent shall have no obligation to indemnify or hold harmless any Purchaser Indemnified Person from and against (A) any individual Loss or series of related Losses (arising from the same event or circumstance) pursuant to Section 12.1(i) (other than with respect to breaches of any of the Fundamental Representations) that is less than twenty thousand dollars ($20,000.00) (calculated in the aggregate for a series of related Losses) (the “Sub-Basket”) and (B) any individual Loss or series of related Losses (arising from the same event or circumstance) pursuant to Section 12.1(i) (other than with respect to breaches of any of the Fundamental Representations) where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $350,000.00 (the “Basket”). In no event shall the aggregate indemnification paid by Seller and Seller Parent pursuant to Section 12.1(i) and Section 12.1(ii) (other than with respect to a breach of any covenant to indemnify for amounts in excess of the Cap under this Section 12.1) exceed the Purchase Price (the “Cap”).

Section 12.2. Indemnification by Purchaser. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Purchaser shall indemnify and hold Seller, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnified Persons”) harmless from and against any and all Losses incurred or required to be paid by any Seller Indemnified Person to the extent arising out of, relating to or caused by (i) the breach of any representation or warranty of Purchaser contained in this Agreement, (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement, (iii) any Assumed Liability and (iv) the ownership of the Transferred Assets from and after the Closing Date or the operation of Purchaser’s business with respect thereto after the Closing Date; provided that Purchaser shall have no obligation to indemnify or hold harmless any Seller Indemnified Persons from and against (a) any individual Loss or series of related Losses pursuant to Section 12.2(i) (other than with respect to breaches of representations and warranties set forth in Sections 6.1, 6.2 and 6.6) (arising from the same event or circumstance) that is less than the Sub-Basket and (b) any individual Loss or series of related Losses pursuant to Section 12.2(i) (other than with respect to breaches of representations and warranties set forth in Sections 6.1, 6.2 and 6.6) (arising from the same event or circumstance) where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds the Basket. In no event shall the aggregate indemnification paid by Purchaser pursuant to Section 12.2(i) and Section 12.2(ii) (other than with respect to a breach of any covenant to indemnify for amounts in excess of the Cap under this Section 12.2) exceed the Cap.

Section 12.3. Procedures.

(a) A party claiming indemnification hereunder (an “Indemnified Party”) shall promptly give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail to the extent known, (i) the basis for any such claim for indemnification, (ii) the amount of the Loss and the method of computation thereof, (iii) and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent that such failure actually materially prejudices the Indemnifying Party.

(b) If an Indemnified Party shall receive notice of any claim of a third party that would give rise to a right of indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall give the Indemnifying Party written notice of such Third Party Claim (stating in reasonable detail the basis for claiming such right of indemnification); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent that such failure actually materially prejudices the Indemnifying Party. In the event of a Third Party Claim, the Indemnifying Party may elect to assume the defense of such Third Party Claim and elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel and other defense costs. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding; provided that (i) the Indemnifying Party shall have the right to defend such Third Party Claim by all appropriate proceedings and, so long as it diligently pursues such defense, shall have full control of such defense and such proceedings, and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld or delayed), unless the terms of such settlement contain a complete and unconditional release of the Indemnified Party of any Liability.

(c) Notwithstanding the foregoing, if (i) the Indemnifying Party elects not to assume control of such defense, (ii) both the Indemnifying Party and any Indemnified Party are parties to or subjects of such claim and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, or (iii) the claim is reasonably likely to establish a precedential custom or practice that is detrimental to the continuing business interests of the Indemnified Party, then the Indemnified Parties may retain counsel reasonably acceptable to the Indemnifying Party in connection with such claim and assume control of the defense in connection with such claim, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any Liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld or delayed). Notwithstanding any other provisions of this Article XII and regardless of whether it is an Indemnified Party or Indemnifying Party, Purchaser shall have the right to assume the full control of defense against any claim giving rise to a right of indemnification under this Agreement that relates to any Losses relating to or arising from the period subsequent to the date hereof (a “Post-Signing Claim”) and may elect to retain counsel of its choice reasonably acceptable to the Seller Parties, so long as Purchaser diligently pursues such defense. The fees, charges and disbursements of no more than one such counsel per jurisdiction selected by Purchaser with respect to any such Post-Signing Claim shall be reimbursed by the Indemnifying Party.

(d) If there is a litigation or proceeding at any time that concerns the Acquired Business or Transferred Assets before the Closing Date and a notice of claim in accordance with Section 12.3(a) or Section 12.3(b), as the case may be, is not submitted with respect to such litigation or proceeding, then, at the reasonable request of Purchaser, the Seller Parties shall make the employees of the Seller Parties and their Subsidiaries available to cooperate with Purchaser and its Affiliates (including by making such employees available to provide information, discovery and testimony), to the extent reasonable and without interrupting the business or operations of the party receiving such request and of its Subsidiaries, in each case solely for purposes of permitting the preparation for, defense of and participation in such litigation or proceeding by any of the requesting party, its Affiliates or their respective agents, directors, officers and employees; provided that the requesting party shall reimburse all reasonable out-of-pocket expenses incurred by the party receiving such request, its Affiliates and their respective agents, directors, officers and employees in complying with this undertaking and, since such payments, if any, will not be made pursuant to an indemnity claim, such payments shall not be taken into account for purposes of the limitations set forth in Section 12.1 or Section 12.2.

(e) Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations and warranties of the Seller Parties and Purchaser contained in this Agreement (and the rights to indemnification in respect thereof) shall terminate on the date that is eighteen (18) months following the Closing Date; provided that (x) the Fundamental Representations shall survive indefinitely; and (y) if a claim for indemnification hereunder arises, and the Indemnified Party notifies in writing the Indemnifying Party with respect thereto, on or prior to the expiration of such period, the Indemnified Party’s right to indemnification hereunder shall continue until the claim is finally resolved and any related Losses are paid.

Section 12.4. Exclusive Remedy. The provisions of this Article XII are intended to be the exclusive monetary remedy between the parties following the Closing for the matters covered by this Agreement (including any Liabilities arising prior to the Closing, but excluding any claim in respect of Taxes, which shall be governed exclusively by Article XI), and no party shall seek recovery from the other party with respect to such matters under theories of strict liability, negligence or other theory of recovery, whether under contract or tort or at Law or in equity.

Section 12.5. Limitations.

(a) Notwithstanding anything to the contrary contained herein, none of the parties shall have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, or loss of value except to the extent that (i) any such damages are awarded to a third party in connection with a Third Party Claim against an Indemnified Party and (ii) such Indemnified Party is entitled to be indemnified hereunder as a result of the facts or circumstances giving rise to such Third Party Claim.

(b) The amount of any Losses for which indemnification is provided under this Article XII shall be net of any amounts actually recovered through insurance or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery).

Section 12.6. Mitigation. Each of the parties hereto agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would, individually or in the aggregate, reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by facsimile (with confirmation copies delivered personally or by courier on or before the third Business Day after such facsimile delivery) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Purchaser or, after the completion of the Closing, Seller, to:

If to Purchaser:	Barclays Capital Inc. 745 Seventh Avenue New York, NY 10019 Attention: Richard D. Smith Facsimile: 212-412-7300

And to:	Barclays Group 1 Churchill Place Canary Wharf London E14 5HP, England Attention: Company Secretary Facsimile: 011-44-1452-628-157

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Duane McLaughlin, Esq. Facsimile: 212-225-3999

If to Seller:	LaBranche & Co. LLC 33 Whitehall Street New York, NY 10004 Attention: Michael LaBranche Facsimile: 212-785-0396

With a copy to:

LaBranche & Co. LLC

33 Whitehall Street

New York, NY 10004

Attention: Stephen H. Gray, General

Counsel and Corporate Secretary

Facsimile: 212-952-9280

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, Esq.

Facsimile: 212-310-8007

If to Seller Parent:	LaBranche & Co Inc. 33 Whitehall Street New York, NY 10004 Attention: Michael LaBranche Facsimile: 212-785-0396

With a copy to:

LaBranche & Co. LLC

33 Whitehall Street

New York, NY 10004

Attention: Stephen H. Gray, General

Counsel and Corporate Secretary

Facsimile: 212-952-9280

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, Esq.

Facsimile: 212-310-8007

Copies to be sent as indicated above shall be courtesy copies and failure to deliver any such courtesy copies shall not invalidate any notice properly delivered to Purchaser, Seller or Seller as set forth above.

Section 13.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 13.3. Entire Agreement; Assignment; Execution. This Agreement, together with the Confidentiality Agreement and the Related Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned and no obligations hereunder may be transferred by any party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. Any attempted assignment or transfer which does not comply with the provisions of this Section 13.3 shall be null and void ab initio. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

Section 13.4. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, its successors in interest and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the Indemnified Parties who shall have rights to the extent provided under Article XII, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 13.5. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

Section 13.6. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Persons to be bound thereby. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 13.7. Governing Law; Jurisdiction.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within that state.

(b) Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby or thereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally (i) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such litigation or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 13.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by law, that the litigation in any such court is brought in an inconvenient forum and (ii) agrees not to commence any action, claim, cause of action or suit, in contract, tort or otherwise arising out of this Agreement and the transactions contemplated hereby and thereby other than in (A) the United States District Court for the Southern District of New York or (B) the Supreme Court of the State of New York, New York County. The parties intend that any judgment of either such court shall be enforceable in all other jurisdictions.

(c) Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any litigation or proceeding arising out of this Agreement or the transactions contemplated hereby.

Section 13.8. Specific Performance. Each party to this Agreement shall be entitled to compel specific performance of this Agreement and to seek other applicable equitable relief in the event of any breach or threatened breach of this Agreement by another Party and the parties hereby waive for such purposes the defense of adequate remedy at law.

Section 13.9. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the terms and provisions hereof. References in this Agreement to Articles or Sections shall mean Articles or Sections of this Agreement unless specifically otherwise provided. Any of the terms defined in this Agreement may be used in the singular or plural, as applicable.

Section 13.10. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.11. Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear and pay its own costs and expenses (other than Taxes) incurred in connection with the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

BARCLAYS CAPITAL INC.

By:	/s/ Joseph Corcoran
Name:	Joseph Corcoran
Title:	Managing Director

LABRANCHE & CO INC.

By:	/s/ George M.L. LaBranche, IV
Name:	George M.L. LaBranche, IV
Title:	Chairman, Chief Executive Officer and President

LABRANCHE & CO. LLC

By:	/s/ Alfred O. Hayward, Jr.
Name:	Alfred O. Hayward, Jr.
Title:	Chief Executive Officer

Signature Page to the Asset Purchase Agreement

EXHIBIT A

TO

ASSET PURCHASE AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”), dated as of                     , is being entered into between LaBranche & Co. LLC, a limited liability company organized under the laws of the State of New York (“Assignor”), and Barclays Capital Inc., a corporation organized under the laws of the State of Connecticut (“Assignee”). Certain other capitalized terms used herein without definition will have the meanings given to them in that certain Asset Purchase Agreement dated as of January 13, 2010, by and among Assignor, Assignee and LaBranche & Co Inc., a corporation organized under the laws of State of Delaware (the “Purchase Agreement”).

RECITALS

WHEREAS, the Purchase Agreement provides that, in accordance with the terms and subject to the conditions of the Purchase Agreement, Assignee will purchase from Assignor certain assets of the designated market maker business Assignor conducts on the New York Stock Exchange, which includes providing advisory services to help clients understand market dynamics impacting their stocks and offers communication programs to provide information flow to assist with investor relations (the “Acquisition”);

WHEREAS, this Assignment and Assumption Agreement is being entered into pursuant to the Purchase Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

AGREEMENT

1. In accordance with the Purchase Agreement, (i) Assignor hereby transfers, assigns, conveys and delivers to Assignee as of the Effective Time, and Assignee hereby receives and accepts from Assignor, all of the right, title and interest of Assignor in the Transferred Assets, and (ii) Assignee hereby assumes and agrees to pay, discharge and perform the Assumed Liabilities, in accordance with and subject to the terms of the Purchase Agreement.

2. Except as set forth in paragraph 1(i) hereof, this Assignment and Assumption Agreement does not transfer, assign, convey or deliver to Assignee, and Assignee does not hereby receive or accept from Assignor, any right, title or interest of Assignor or any of its Affiliates in any other asset. Except as set forth in paragraph 1(ii) hereof, this Assignment and Assumption Agreement does not convey or deliver to Assignee, and Assignee does not hereby receive, accept, assume or agree to pay, discharge or perform any other Liability of Assignor or any of its Affiliates, whether known or unknown, absolute or contingent or otherwise, and of any nature, kind or description whatsoever.

Exhibit A – Page 1

3. This Assignment and Assumption Agreement is intended to evidence the consummation of certain transactions contemplated by the Purchase Agreement. In the event of any conflict or other difference between the Purchase Agreement and this Assignment and Assumption Agreement, the provisions of the Purchase Agreement shall control.

4. This Assignment and Assumption Agreement is made and entered into under the Laws of the State of New York that are applicable to contracts made and to be performed in that state, and the internal Laws of that state shall govern validity and interpretation of this Assignment and Assumption Agreement and the performance by the parties of their respective duties and obligations under this Assignment and Assumption Agreement.

5. Subject to the terms of the Purchase Agreement, all terms and provisions of this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective transferees, successors and permitted assigns. Nothing in this Assignment and Assumption Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the parties and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities.

6. This Assignment and Assumption Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. Any or all of such counterparts may be delivered by facsimile or other electronic transmission.

7. This Assignment and Assumption Agreement may not be amended, modified, altered, or supplemented except by means of a written instrument executed on behalf of each party hereto.

[The remainder of this page is intentionally left blank.]

Exhibit A – Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first written above.

ASSIGNOR:

LaBranche & Co. LLC

By
Name:
Title:

ASSIGNEE:

Barclays Capital Inc.

By
Name:
Title: